Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF

JULY 17, 2012

BY AND AMONG

EACH OF THE STOCKHOLDERS OF K. A. STEEL CHEMICALS INC.,

AS SELLERS,

K. A. STEEL CHEMICALS INC.,

AS THE COMPANY,

ROBERT F. STEEL

AS SELLER REPRESENTATIVE,

AND

OLIN CORPORATION,

AS PURCHASER

i

(continued)

(continued)

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Table of Schedules and Exhibits

Schedule A	Defined Terms

Exhibit A	Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 17, 2012 by and among Olin Corporation, a Virginia corporation (“Purchaser”), K. A. Steel Chemicals Inc., a Delaware corporation (the “Company”), each of the stockholders of the Company (each a “Seller” and collectively, “Sellers”), and Robert F. Steel, an individual residing in the State of Illinois, as agent for Sellers (the “Seller Representative”).

PRELIMINARY STATEMENTS

Sellers collectively own all of the issued and outstanding shares of capital stock of the Company.  Purchaser desires to purchase all of such Shares owned by Sellers, and Sellers desire to sell all of their Shares to Purchaser, upon the terms and subject to the conditions herein contained.

Concurrently with the execution and delivery of this Agreement, each of the employees of the Company set forth on Section 1.0 of the Disclosure Letter shall have executed an employment agreement providing for the employment of such employee by Purchaser and its Affiliates (including the Target Companies, as owned by Purchaser post-Closing) effective as of Closing (the “Employment Agreements”).

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1  Defined Terms.  Certain capitalized terms used in this Agreement have the definitions set forth in the body of this Agreement.  Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Schedule A.

SECTION 1.2  Certain References.  Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.  All article, section, paragraph, subparagraph, clause, exhibit and schedule references are to the articles, sections, paragraphs, subparagraphs, clauses, exhibits and schedules of or to this Agreement unless otherwise specified.  All references herein to “dollars” or “$” are to United States dollars.  All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified.  All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

SECTION 1.3  Rules of Construction.  Words in the singular shall be held to include the plural and vice versa.  Words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified.  The word “or” shall not be exclusive.  Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP.  Any reference herein to the Seller Representative shall be to Robert F. Steel in his capacity as Seller Representative and not in any other capacity, including as a Seller.

SECTION 1.4  Preparation of Agreement.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel, and other advisors as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party shall be subordinated to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties and not in favor of or against any party.

SECTION 1.5  Knowledge Group.  For purposes of this Agreement, the knowledge of the Company (and words of similar import), shall be the actual knowledge of Robert F. Steel, Kenneth A. Steel, Jr., Bernard M. Ludwig or Michael J. Hurley, without giving effect to imputed knowledge or any duty to investigate.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

SECTION 2.1  Agreement to Purchase and Sell Shares.  On the terms and subject to the conditions contained in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller, as set forth on Section 2.1 to the Disclosure Letter.

SECTION 2.2  Consideration.  As consideration for the purchase of the Shares, Purchaser shall pay to Sellers an amount equal to:

(a)  $328,000,000 (the “Purchase Price”); plus

(b)  the Working Capital Adjustment (if positive), or minus the Working Capital Adjustment (if negative); minus

(c)  the Closing Incentive Amount; minus

(d)  the aggregate amount of indebtedness for borrowed money of Sellers or the Incentive Employee owed to the Target Companies (and any other indebtedness of Sellers or the Incentive Employee that is evidenced by a note, bond, debenture or similar instrument in favor of the Target Companies) existing immediately prior to the Closing (“Seller Indebtedness”), if any; minus

(e)  the amount required at Closing to discharge in full the Indebtedness of the Target Companies existing immediately prior to the Closing (the “Closing Indebtedness”); minus

(f)  the amount required at Closing to discharge in full the Transaction Expenses (such net amount being referred to herein as the “Aggregate Consideration”).

SECTION 2.3  Closing and Closing Payments.

(a)  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 9:00 a.m., local time, on a date specified by the parties, which date shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Reed Smith LLP, 10 S. Wacker Drive, 40th Floor, Chicago, Illinois 60606.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)  Two (2) Business Days prior to the Closing, the Seller Representative shall prepare and deliver to Purchaser a written certificate (the “Closing Estimate Statement”) setting forth the Seller Representative’s good faith estimate of the Aggregate Consideration (including the components of each of the elements thereof) as of the close of business on the Closing Date (the “Closing Estimate Payment”) based upon the most recent ascertainable financial information of the Target Companies and prepared by the Seller Representative in accordance with GAAP and the accounting principles and procedures set forth on Section 2.5 of the Disclosure Letter (the “Working Capital Methodology”).  The Seller Representative shall provide to Purchaser and its representatives any information and back-up materials (including bank account information) reasonably requested by Purchaser with respect to the Closing Estimate Statement.  The final Aggregate Consideration shall be determined, and any necessary adjustment payments shall be made, following the Closing in accordance with the provisions of Sections 2.4, 2.5 and 2.6.

(c)  Subject to the delivery of the items set forth in Section 2.7(b), at the Closing, Purchaser shall make the following payments indicated below:

(i)  amounts sufficient to pay in full all of the Closing Indebtedness in accordance with the terms and conditions of the Payoff Letters provided to the parties hereto on or prior to the Closing by the lenders of such Closing Indebtedness;

(ii)  an amount sufficient to pay in full the Closing Incentive Amount, which shall be paid by wire transfer of immediately available funds to the Company to a bank account designated by the Company by written notice to Purchaser at least two (2) Business Days before the Closing Date or otherwise paid as contemplated by the definition of Closing Incentive Amount;

(iii)  the Transaction Expenses set forth in the Transaction Invoices, in accordance with the wire transfer instructions set forth in such Transaction Invoices;

(iv)  $30,000,000 of the Closing Estimate Payment (the “Escrow Amount”) shall be deposited with Wells Fargo Bank, N.A. (together with its successors and permitted assigns, the “Escrow Agent”), to be held by the Escrow Agent in an account (the “Escrow Account”) and invested and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing by Purchaser, the Seller Representative and the Escrow Agent in substantially the form of Exhibit A attached hereto (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”);

(v)  $3,000,000 of the Closing Estimate Payment shall be deposited with the Escrow Agent, to be held by the Escrow Agent in an account (the “Additional Escrow Account”) and invested and distributed by the Escrow Agent pursuant to the terms and conditions of the Additional Escrow Agreement; and

(vi)  the remainder of the Closing Estimate Payment shall be delivered to Sellers, in accordance with their respective interests in the Company as set forth on Section 2.1 to the Disclosure Letter, by wire transfer of immediately available funds to the bank accounts designated by the Seller Representative by written notice to Purchaser at least two (2) Business Days before the Closing Date.

SECTION 2.4  Aggregate Consideration Adjustment.

(a)  Following the Closing, the Aggregate Consideration shall be finally determined in accordance with the adjustments and procedures set forth in Sections 2.5 and 2.6.  If the Aggregate Consideration (as finally determined) is greater than the Closing Estimate Payment, an amount equal to the excess of the Aggregate Consideration over the Closing Estimate Payment shall be paid by Purchaser to the Seller Representative, on behalf of Sellers, within two (2) Business Days following the final determination of the Aggregate Consideration, by wire transfer of immediately available funds to a bank account designated by the Seller Representative.  The Seller Representative shall promptly thereafter deliver to each Seller its share of such payment in accordance with their respective interests in the Company as set forth on Section 2.1 of the Disclosure Letter.  If the Aggregate Consideration (as finally determined) is less than the Closing Estimate Payment (a “Deficiency”), the Deficiency shall be paid out of the Escrow Account, on behalf of Sellers, to Purchaser promptly following the final determination of the Aggregate Consideration.  To the extent the amount then remaining in the Escrow Account is insufficient to satisfy the Deficiency, the positive difference between the Deficiency and the amount then remaining in the Escrow Account shall be paid by the Seller Representative (on behalf of Sellers) to Purchaser promptly following the final determination of the Aggregate Consideration by wire transfer of immediately available funds to an account or accounts designated by Purchaser.

(b)  The parties shall give effect to the actions set forth in Section 2.4(b) of the Disclosure Letter.

SECTION 2.5  Preparation of Closing Balance Sheet.  The amount of Working Capital, Seller Indebtedness, Closing Incentive Amount, Closing Indebtedness and Transaction Expenses included in the calculation of the Aggregate Consideration shall be determined from a consolidated balance sheet of the Target Companies as of the close of business on the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared by Purchaser in accordance with GAAP and the accounting principles and procedures set forth in the Working Capital Methodology.  Purchaser shall provide to the Seller Representative any information and back-up materials (including bank account information) reasonably requested by the Seller Representative with respect to the Closing Balance Sheet.  In the event of any conflict between GAAP and the Working Capital Methodology, the Working Capital Methodology shall control.  Purchaser shall deliver Purchaser’s calculation of the Aggregate Consideration (including the components of each of the elements thereof) and the Closing Balance Sheet to the Seller Representative on or before the date sixty (60) days after the Closing Date.

SECTION 2.6  Disputes Regarding Closing Balance Sheet.

(a)  The Seller Representative shall have from the time the Closing Balance Sheet is delivered to it until 5:00 p.m., Chicago time, on the date thirty (30) days after the date of such delivery (the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the Aggregate Consideration (the “Dispute”), but only on the basis that the amounts reflected on the Closing Balance Sheet are inaccurate or do not conform to GAAP and the accounting principles and procedures set forth in the Working Capital Methodology.  If the Seller Representative does not deliver to Purchaser within the Dispute Period a written notice of the Dispute that sets forth in reasonable detail the elements and amounts with which the Seller Representative disagrees (a “Dispute Notice”), the Closing Balance Sheet shall be deemed to have been accepted and agreed to by the Seller Representative in the form in which it was delivered to the Seller Representative and shall be final and binding upon the parties.  If the Seller Representative delivers a Dispute Notice to Purchaser within the Dispute Period, Purchaser and the Seller Representative shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet within thirty (30) days after delivery of such Dispute Notice.

(b)  If Purchaser and the Seller Representative are unable to resolve each element of the Dispute within the thirty (30) day period after Purchaser’s receipt of a Dispute Notice, Purchaser and the Seller Representative shall jointly engage Ernst & Young LLP, or, if such firm declines to be retained to resolve the Dispute, another nationally recognized, independent accounting firm reasonably acceptable to Purchaser and the Seller Representative (in either case, the “Arbitrating Accountant”).  The Arbitrating Accountant’s function shall be to resolve each element of the Dispute that has not been resolved by Purchaser and the Seller Representative, to revise the Closing Balance Sheet to reflect such resolutions and to calculate the Aggregate Consideration based on the elements and amounts reflected on the revised Closing Balance Sheet.

(c)  In connection with the resolution of the Dispute, the Arbitrating Accountant shall allow Purchaser and the Seller Representative to present their respective positions regarding the elements and amounts of the Closing Balance Sheet in dispute.  The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference Purchaser and the Seller Representative shall have the right to present additional documents, materials and other information and to have present their respective counsel, accountants and other advisors.  In connection with the resolution of the Dispute, there shall be no other hearings or oral examinations, testimony, depositions, discovery or other similar proceedings.  Each of Purchaser and the Seller Representative shall make available to the other party and the Arbitrating Accountant, as the case may be, such documents, books, records, work papers, facilities, personnel and other information as such party or the Arbitrating Accountant may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.

(d)  The Arbitrating Accountant shall as promptly as possible, and in any event within thirty (30) days after the date of its appointment, render its decision on each element in the Dispute in writing to Purchaser and the Seller Representative, together with a revised Closing Balance Sheet reflecting its decision and a revised calculation of the Aggregate Consideration based on the elements and amounts reflected on the revised Closing Balance Sheet.  In resolving the Dispute, the Arbitrating Accountant shall be bound by the provisions of this Agreement and may not revise any element of the Closing Balance Sheet that is not contested in the Dispute Notice or assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Each of the Arbitrating Accountant’s decision, the revised Closing Balance Sheet and the revised calculation of the Aggregate Consideration shall be final and binding upon the parties.  The Arbitrating Accountant’s fees and expenses shall be borne equally by the Seller Representative, on the one hand, and Purchaser, on the other hand.

SECTION 2.7  Closing Deliveries.  At the Closing, the parties shall deliver the documents and instruments that are set forth in this Section 2.7.  All documents that Sellers, the Company and the Seller Representative deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents that Purchaser delivers shall be in form and substance reasonably satisfactory to the Seller Representative and Sellers’ counsel.

(a)  Subject to the delivery of the items set forth in Section 2.7(b), at the Closing, Purchaser shall execute and/or deliver to the Seller Representative (or such other Person as indicated below) all of the following:

(i)  the Escrow Agreement and the Additional Escrow Agreement, in each case, executed by Purchaser;

(ii)  evidence that concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser has initiated the payments required pursuant to Section 2.3(c);

(iii)  a certified copy of Purchaser’s articles of incorporation, issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of Purchaser’s state of incorporation;

(iv)  a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the applicable Governmental Authorities of Purchaser’s state of incorporation;

(v)  a closing certificate executed by Purchaser or an authorized signatory of Purchaser to the effect that the conditions set forth in Section 9.1(a) and (b) have been satisfied, and that all documents to be executed and delivered by Purchaser in connection with the Closing have been executed by duly authorized officers of Purchaser; and

(vi)  a certificate of insurance, reflecting the coverages set forth in Section 7.2.

(b)  Subject to the delivery of the payments set forth in Section 2.3(c) and the documents and instruments set forth in Section 2.7(a), at the Closing, the Company, Sellers and the Seller Representative, as applicable, shall execute and/or deliver to Purchaser (or such other Person as indicated below) all of the following:

(i)  certificates representing all of the issued and outstanding Shares, duly endorsed in blank or with original stock powers duly endorsed in blank in proper form attached, in each case, free and clear of all Liens;

(ii)  a payoff letter issued by each holder of Closing Indebtedness not earlier than two (2) Business Days prior to the Closing Date, which sets forth (A) the amount required to repay in full such Closing Indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Closing Indebtedness to such holder, and (C) (as applicable) an authorization to release all Liens granted by the Target Companies to such holder or otherwise arising with respect to such Closing Indebtedness, effective upon repayment of such Closing Indebtedness (collectively, the “Payoff Letters”), together with UCC-3 termination statements;

(iii)  an invoice issued by each creditor of Transaction Expenses not earlier than two (2) Business Days prior to the Closing Date, which sets forth (A) the amounts required to pay in full all Transaction Expenses owed to such creditor on the Closing Date, (B) the wire transfer instructions for the payment of such Transaction Expenses to such creditor; and (C) (as applicable) an authorization to release all Liens granted by the Target Companies to such creditor or otherwise arising with respect to such Transaction Expenses, effective upon payment of such Transaction Expenses (collectively, the “Transaction Invoices”);

(iv)  the written resignations, effective as of the Closing Date, of the directors and officers of the Target Companies requested by Purchaser to resign at the Closing;

(v)  a certificate in compliance with the Foreign Investment in Real Property Tax Act, as amended (“FIRPTA”), certifying that no Seller is a person or entity subject to withholding under FIRPTA;

(vi)  the Escrow Agreement and the Additional Escrow Agreement, in each case, executed by the Seller Representative;

(vii)  certified copies of each Target Company’s certificate of incorporation, certificate of formation or other applicable charter document issued not earlier than ten (10) days prior to the Closing Date by the secretary of state of the state of incorporation or formation, as applicable, of such Target Company;

(viii)  confirmation, in form and substance reasonably satisfactory to Purchaser, that each of the actions required pursuant to Section 6.9 have been completed;

(ix)  certificates of good standing for each Target Company, issued not earlier than ten (10) days prior to the Closing Date by the secretaries of state of each state in which such Target Company is incorporated or formed, as applicable, or qualified to do business as a foreign entity; and

(x)  a closing certificate executed by the Seller Representative or an authorized signatory of the Seller Representative to the effect that the conditions set forth in Section 9.2(a) and (b) have been satisfied, and that all documents to be executed and delivered by Sellers, the Seller Representative and the Target Companies in connection with the Closing have been executed by duly authorized officers of Sellers, the Seller Representative and the Target Companies.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties to Purchaser that are set forth in this Article III.  All representations and warranties of the Company are made subject to and modified by the exceptions noted in the disclosure letter delivered by the Company to Purchaser concurrently herewith and identified as the “Disclosure Letter”, which shall be arranged with specific reference to the appropriate section (and, if applicable, subsection) of this Agreement.  Any matter set forth in any section of the Disclosure Letter shall be deemed to be referred to and incorporated in all other sections of the Disclosure Letter to which such matter’s application or relevance to a representation or warranty in any other section of this Agreement is reasonably apparent on its face.  The inclusion of any item in the Disclosure Letter is not evidence of the materiality of such item for purposes of this Agreement.

SECTION 3.1  Organization and Existence.  Section 3.1 of the Disclosure Letter lists each of the Target Companies, together with its jurisdiction of incorporation, organization or formation and the nature of its organization (corporation, partnership, limited liability company, etc.).  Each of the Target Companies has been duly incorporated, organized or formed, validly exists and is in good standing under the Laws of its jurisdiction of incorporation, organization or formation.  The Company has made available to Purchaser true and complete copies of each Target Company’s Governing Documents, as currently in effect.

SECTION 3.2  Foreign Good Standing.  Each of the Target Companies is qualified as a foreign corporation (or other applicable organization) and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failures to so qualify, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.3  Authorization; Enforceability.  The execution, delivery, and performance by the Company of the Transaction Documents to which it is party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.  The Transaction Documents to which the Company is party will be duly executed and delivered by the Company at the Closing (except for this Agreement, which has been duly executed and delivered by the Company on the date hereof), and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 3.4  No Violation.  Except as required under the HSR Act and except as otherwise provided in Section 3.4 of the Disclosure Letter, neither the execution and delivery of each Transaction Document to which a Target Company is party, nor the performance by such Target Company of the transactions contemplated thereby (with or without notice or lapse of time or both), will conflict with, violate, breach, result in a default or modification of rights, give rise to any right of termination, cancellation, modification or acceleration, result in the creation of any Lien, or require any notice or consent under any of the terms, conditions or provisions of any Material Contract to which the Company or its Subsidiaries is a party or by which any of their respective assets is bound.

SECTION 3.5  Conflicts under Constituent Documents.  Except as required under the HSR Act, neither the execution and delivery of the Transaction Documents to which each Target Company is a party, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any Target Company’s Governing Documents, or of any statute or administrative regulations, or of any Order or authorization of, or registration or filing with, any Governmental Authority, or of any arbitration award, to which any Target Company is party or by which any Target Company is bound.

SECTION 3.6  Capitalization.  Section 3.6 of the Disclosure Letter lists each of the Target Companies, together with the amount of its authorized shares of capital stock or other equity interests and the amount of its issued and outstanding shares of capital stock or other equity interests.  Except as set forth on Section 3.6 of the Disclosure Letter, there are no shares of capital stock or other equity interests of any Target Company of any class authorized, issued or outstanding.  All of the issued and outstanding Shares have been validly issued and are fully paid and non-assessable.  All of the issued and outstanding shares of capital stock or other equity interests of each of the other Target Companies have been validly issued, are fully paid and non-assessable (where applicable) and are owned beneficially and of record by the Company in the amounts set forth on Section 3.6 of the Disclosure Letter.  There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), puts, calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Target Companies obligating any Target Company to issue, transfer, dispose of or sell any securities of any kind.  There are no bonds, debentures, notes or other Indebtedness of any Target Company having the right to vote (or convertible into, or exchangeable for, shares in the capital stock or other securities of any Target Company) on any matters on which holders of Shares may vote.  Except as set forth on Section 3.6 of the Disclosure Letter, no Target Company is a party to, or otherwise bound by, and no Target Company has granted, any stock appreciation rights, participations, phantom equity or similar rights that are linked in any way to the price or value of any class of capital stock of any Target Company or the value of any Target Company.  Upon payment of the Closing Incentive Amount (less any applicable Tax withholding) to the Incentive Employee (as set forth on the Closing Estimate Statement), all obligations of the Company to make payments pursuant to Company Incentive Awards and all rights of the Incentive Employee with respect to payment pursuant to such Company Incentive Awards, shall be fully satisfied.  Except as set forth on Section 3.6 of the Disclosure Letter, there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements that may affect the voting or transfer of the Shares or any of the shares of capital stock or other securities of any of the Target Companies.  Except as set forth on Section 3.6 of the Disclosure Letter, no Target Company holds or beneficially owns any direct or indirect interest in any Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

SECTION 3.7  Financial Statements; Internal Controls.

(a)  Copies of the audited balance sheets and consolidated statements of income, stockholders’ equity and cash flows of the Target Companies as of and for the years ended 2011 and 2010 (the “Financial Statements”), are contained in Section 3.7 of the Disclosure Letter.  Copies of the consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows of the Target Companies as of and for the five-month period ended on May 31, 2012 (such financial statements, the “Interim Financial Statements”), are also contained in Section 3.7 of the Disclosure Letter.  The Financial Statements and the Interim Financial Statements were derived from the books and records of the Target Companies and present fairly, in all material respects, the consolidated financial position of the Target Companies as of the dates thereof and the consolidated results of operations, changes in cash flows and stockholders’ equity of the Target Companies for the periods covered by such statements, and have been prepared in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Financial Statements, except for:  (i) normal and customary year-end adjustments and (ii) the omission of footnote disclosures required by GAAP.

(b)  The Target Companies’ system of internal controls over financial reporting is sufficient (i) to permit, in all material respects, the preparation of financial statements in accordance with GAAP, (ii) to ensure that material transactions are executed with management oversight and authorization, as applicable and (iii) to prevent or timely detect the unauthorized acquisition, use or disposition of the material assets of the Target Companies.

SECTION 3.8  Title and Condition of Assets.  The assets of the Target Companies:  (a) include all of the assets that are used in the operation of the Business as presently conducted (b) are adequate to conduct the Business as presently conducted and (c) will be adequate to enable Purchaser to continue to conduct the Business as presently conducted.  Except as set forth on Section 3.8 of the Disclosure Letter, (i) each Target Company has good and valid title to its material assets, free and clear of any Liens, except for Permitted Liens and (ii) none of the assets or property that is used in the operation of the Business as presently conducted is owned by any Seller.  The machinery, equipment and other tangible assets of the Target Companies currently used in the operation of the Business have been maintained in accordance with industry practice and are in good operating condition, subject to ordinary wear and tear.  The foregoing representation and warranty shall not apply to the inventory of the Target Companies, which is dealt with in Section 3.9, the Real Property, which is dealt with in Section 3.17, or the Intellectual Property of the Target Companies, which is dealt with in Section 3.19.

SECTION 3.9  Inventory.  The inventory reflected on the Interim Financial Statements is current, merchantable, usable and salable in the ordinary course of business, consistent with the past practice of the Target Companies.  All reserves, allowances and discounts with respect to any inventory of the Target Companies were established in accordance with GAAP and consistent with the reserves, allowances and discounts previously maintained by the Target Companies with respect to such inventory in the ordinary course of business.  The inventory reflected on the Interim Financial Statements is valued at the lower of cost and net realizable value, with cost determined using the last in, first out accounting method.  Since the date of the Interim Financial Statements, there have not been any material write-downs of the value of, or establishment of any material reserves against, any inventory of the Target Companies except in the ordinary course of business, consistent with past practice.

SECTION 3.10  Accounts Receivable.  To the Company’s knowledge, all of the Accounts Receivable have arisen from bona fide transactions by the Target Companies in the ordinary course of business.  None of the Accounts Receivable is subject to any material counterclaim or setoff.  Since the date of the Interim Financial Statements, there have not been any material write-downs of the value of, or establishment of any material reserves against, any Accounts Receivable except in the ordinary course of business, consistent with past practice.

SECTION 3.11  Taxes.

(a)  Each of the Target Companies has filed all federal, state, local and foreign income, information and other Tax Returns that were required to be filed by them on or prior to the Closing Date whose statute of limitations has not expired.  All such Tax Returns are correct and complete in all material respects.  No material issues are currently pending with any Governmental Authority with respect to any such Tax Return, and except as set forth on Section 3.11(a) of the Disclosure Letter, no extension of time to file any such Tax Return has been requested from or granted by any Governmental Authority.

(b)  Each of the Target Companies has paid all Taxes required to be shown as due and owing on all Tax Returns that were required to be filed by them on or prior to the Closing Date and whose statute of limitations has not expired, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by any of the Target Companies.  To the extent required by GAAP, the Interim Financial Statements reflect an adequate reserve for all Taxes payable by the Target Companies for all taxable periods thereof through the date of the Interim Financial Statements.

(c)  Except as set forth on Section 3.11(c) of the Disclosure Letter, no Target Company has been the subject of any audit or investigation by any Governmental Authority with respect to any taxable periods or portions of periods ending on or before the Closing Date whose statute of limitations has not expired.  No written notice has been received by any Target Company from any Governmental Authority that an audit, examination or other administrative or court Proceeding involving Taxes of the Target Companies is contemplated or pending.  No waivers of statutes of limitation with respect to the Taxes or Tax Returns of any of the Target Companies have been given by or requested from any of the Target Companies with respect to any taxable periods or portions of periods ending on or before the Closing Date whose statute of limitations has not expired.

(d)  No Target Company is a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.  The Company does not have any liability for any Taxes of any Person (other than itself and its current Subsidiaries) (i) as a transferee or successor or (ii) by Contract or otherwise.

(e)  The Target Companies have not filed any Tax Returns as part of any consolidated, combined, affiliated, aggregate or unitary group.

(f)  No Liens for Taxes exist with respect to any assets or properties of any Target Company, except for statutory Liens for Taxes not yet due.

(g)  No Target Company has ever participated in any “reportable” transaction required to be disclosed on its Tax Return pursuant to Treasury Regulation Section 1.6011-4(b).

(h)  (i) The Company has had a valid election in effect under Section 1362 of the Code and any comparable provision of state or local Law for all taxable years of its existence through and including the Closing Date (the “S Election”) and such S Election has never been terminated or revoked and (ii) the Target Companies have not, in the past ten years, acquired assets from another corporation in a transaction in which the Target Companies’ tax basis was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor.

(i)  The Company has only three Subsidiaries as follows: K. A. Steel International Inc., KAS Muscatine LLC and HPCM LLC, each of which is wholly-owned by the Company.  K. A. Steel International Inc. has been a “domestic international sales corporation” at all times since the date it became a Subsidiary of the Company.  Each of KAS Muscatine LLC and HPCM LLC has been a disregarded entity for federal income tax purposes at all times since it became a Subsidiary of the Company.

(j)  No Target Company has received any private letter ruling of the Internal Revenue Service or comparable rulings of other Governmental Authorities that apply to any Post-Closing Tax Period.

SECTION 3.12  Conduct of Business.  Except as set forth on Section 3.12 of the Disclosure Letter, since January 1, 2012, each Target Company has conducted its business in the ordinary course of business in a manner consistent with past practice and no Target Company has:

(a)  sold, assigned, leased, licensed, disposed of or transferred any of its assets or property (except for sales of inventory in the usual and ordinary course of business) which, individually are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(b)  suffered any theft, casualty or damage to, or any material interruption in use of, any of its material assets or property (whether or not covered by insurance);

(c)  mortgaged, pledged or subjected any material assets or property to any Lien, except Permitted Liens;

(d)  made a change in its accounting methods, principles or practices other than changes required by GAAP;

(e)  (i) taken any action to grant any loan to any current or former employee or other service provider of any Target Company or accelerate or increase the compensation, severance or benefits payable to any current or former employee or other service provider of any Target Company, other than (A) in the case of an employee (other than an officer) of the Target Companies, increases in compensation in the ordinary course of business consistent with past practice that do not exceed 5% of the employee’s base salary or wages or (B) increases in benefits in the ordinary course of business consistent with past practice that are provided to all employees on a uniform and nondiscriminatory basis and that do not result in a material increase in the aggregate cost of benefits provided by the Target Companies, (ii) taken any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Multiemployer Plan (other than as required under (A) the terms of such Benefit Plan or Multiemployer Plan, in each case, as in effect on January 1, 2012 or (B) applicable Laws) or (iii) changed any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan other than changes required by GAAP;

(f)  without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Sellers into this Agreement or their consummation of the transactions contemplated hereby); or

(g)  committed, whether in writing or otherwise, to take any of the actions specified in subparagraphs (a) through (f) above.

SECTION 3.13  Contracts.

(a)  Section 3.13(a) of the Disclosure Letter contains a list of the following Contracts to which any of the Target Companies is a party or otherwise bound as of the date hereof and which has not been fully performed by the parties thereto as of the date hereof (copies of which have been made available by the Company to Purchaser) (each such Contract, together with each other Contract entered into by a Target Company after the date hereof that would otherwise have been included on Section 3.13(a) of the Disclosure Letter if entered into prior to the date hereof, a “Material Contract”):

(i)  any Contract for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis that (A) restricts the ability of any Target Company to terminate the employment of any employee or the consulting agreement of any Person at any time for any lawful reason or for no reason without liability (including obligations to pay severance, termination, change in control or other similar amounts (other than earned but unpaid compensation and accrued benefits)), or (B) provides for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(ii)  any Contract (A)  relating to the borrowing of money or other Indebtedness, or the guaranty of another Person’s borrowing of money or other Indebtedness, including all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing or granting any security with respect thereto, including assumed Indebtedness or (B) pursuant to which the Company or any Subsidiary has loaned or advanced money to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

(iii)  any leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any personal property or intangibles, including capital leases (but excluding Terminal Contracts and leases of Real Property, which are addressed in Section 3.13(a)(vi) and Section 3.17, respectively), which Contracts involve annual payments in excess of $150,000, which cannot be canceled by any of the Target Companies without payment or penalty upon notice of thirty (30) days or less, or whose unexpired term as of the Closing Date exceeds one year;

(iv)  any Contract or series of related Contracts with suppliers and vendors of any Target Company for the purchase of goods or services involving annual payments in excess of $100,000, which cannot be canceled by any of the Target Companies without payment or penalty upon notice of thirty (30) days or less, or whose unexpired term as of the Closing Date exceeds one year;

(v)  any Contract or series of related Contracts with customers of any Target Company for the sale of goods or services by such Target Company involving annual payments in excess of $250,000, which cannot be canceled by any of the Target Companies without payment or penalty upon notice of thirty (30) days or less, or whose unexpired term as of the Closing Date exceeds one year;

(vi)  any Terminal Contracts;

(vii)  any Contract with respect to the acquisition or disposition of any business, assets or securities outside the ordinary course of business, or any equity or debt investment in or any loan to any Person, and all related Contracts;

(viii)  any limited liability company agreements, partnership agreements, joint venture agreements and all other similar Contracts (however named) that involve a sharing of profits, losses, costs or liabilities by any of the Target Companies with any other Person;

(ix)  any Contract granting the other party to such Contract or any other Person “most favored nation” status;

(x)  any Contract that provides for “exclusivity” or any similar requirement in favor of any Person other than a Target Company under which any Target Company is restricted in any respect in the distribution, manufacturing or purchasing of its product;

(xi)  any Contract containing any “non-solicitation”, “no-hire” or similar provision that restricts any Target Company;

(xii)  any Contract containing a “non-competition” provision that restricts the ability of any Target Company to compete with any Person in its sales of goods or services by such Target Company;

(xiii)  any currency exchange, interest rate exchange, commodity exchange or similar Contract; and

(xiv)  each amendment, supplement and modification in respect of any of the foregoing.

(b)  All of the Material Contracts are legal, valid, enforceable and binding upon the Target Company party thereto and, to the knowledge of the Company, the other parties thereto.  No default or breach (with or without the notice or the lapse of time or both) by any Target Company has occurred thereunder (as applicable) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and, to the Company’s knowledge, no default or breach (with or without the notice or the lapse of time or both) by the other contracting parties has occurred thereunder that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.14  Permits.  Except as set forth on Section 3.14 of the Disclosure Letter, each of the Target Companies possesses all material Permits that are required in order for the Target Companies to conduct the Business as presently conducted and such material Permits are valid and in full force and effect.  No Target Company has received written notice that it is in violation of, or has violated, in any material respect, the terms or conditions of any material Permits, or has received notice of any actual or alleged violation of such material Permits or alleging the failure to hold or obtain any such material Permits.  No material Permit is subject to suspension, modification, revocation or nonrenewal as a result of any of the transactions contemplated by any of the Transaction Documents.  The foregoing representations and warranties do not apply to Environmental Permits, which are addressed in Section 3.18.

SECTION 3.15  Compliance with Laws.  Each of the Target Companies is, and for the past three (3) years has been, operating in compliance with all applicable Laws and Orders, except where any failures to be in compliance, individually or in the aggregate, would not reasonably be expected to give rise to a material liability or obligation of the Target Companies.  No Target Company has received any written communication from any Governmental Authority in the past three (3) years that alleges that any Target Company is not in compliance in any material respect with any applicable Law or Order.  The foregoing representations and warranties in this Section 3.15 shall not apply to compliance with real property Laws, Environmental Laws, ERISA and other labor and employment Laws, which are addressed in Sections 3.17, 3.18, 3.20 and 3.21, respectively.

SECTION 3.16  Litigation, Claims and Awards.  Except as set forth on Section 3.16 of the Disclosure Letter, there are no, and in the past three (3) years have been no Proceedings pending or, to the Company’s knowledge, threatened, by or against any Target Company or with respect to any assets, properties or Benefit Plans thereof, nor in the past three (3) years has any Target Company been subject to, or is any Target Company currently subject to, any Order of any court or other Governmental Authority.

SECTION 3.17  Real Property.

(a)  Section 3.17(a) of the Disclosure Letter identifies by street address all real property owned by any of the Target Companies (“Owned Real Property”).  Each of the Target Companies identified on Section 3.17(a) of the Disclosure Letter holds good, insurable fee simple title to the Owned Real Property identified as owned by such Target Company on Section 3.17(a), subject only to Permitted Liens.

(b)  Section 3.17(b)(i) of the Disclosure Letter identifies by street address all real property leased or subleased by any of the Target Companies as a tenant and all real property in which the Target Companies are a landlord (collectively, the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  All Leased Real Property is leased to the Target Company identified on Section 3.17(b)(i) of the Disclosure Letter as the tenant  (or leased by a Target Company as a landlord in those cases indicated) for such Leased Real Property pursuant to written leases (each, a “Lease”), and all Leases are valid, binding and in full force and effect.  Section 3.17(b)(ii) of the Disclosure Letter sets forth a list of the Leases.  The Company has made available to Purchaser true and complete copies of each Lease.  None of the Target Companies, nor to the Company’s knowledge, any landlord or other party to any Lease, is in material default or breach under any of the Leases.

(c)  Except as set forth on Section 3.17(c) of the Disclosure Letter, the Real Property constitutes all real property and improvements that is used by the Target Companies in the conduct of the Business and, to the knowledge of the Company, is used by the applicable Target Company in a manner that is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or special use permits.

(d)  There are no condemnation proceedings pending, or to the Company’s knowledge, threatened with respect to any portion of the Owned Real Property.

(e)  To the Company’s knowledge, there is no Tax assessment (in addition to normal, annual, general real estate tax assessment) pending or, to the Company’s knowledge, threatened with respect to any portion of the Real Property.

(f)  The foregoing representations and warranties do not apply to the Terminal Contracts, which are addressed in Section 3.13.

SECTION 3.18  Environmental Matters.  Except as set forth on Section 3.18 of the Disclosure Letter:

(a)  The operations of the Target Companies and the Real Property are, and for the past three years have been, in compliance with all applicable Environmental Laws and Environmental Permits, except where any failures to be in compliance, individually or in the aggregate, would not reasonably be expected to give rise to a material liability or obligation of the Target Companies.

(b)  The Target Companies possess all Environmental Permits required for the operation of the Business, and with respect to any Environmental Permits that are currently expired (or will have expired by the Closing Date), the Target Companies have filed (or will have filed by the Closing Date) all applications necessary to renew such Environmental Permits in a timely fashion and, where necessary and applicable, obtained authorization to allow the Target Companies to continue to operate in compliance with applicable Environmental Laws while such renewal application(s) are pending, except where any failures to possess (or file any application with respect to) any such Environmental Permit, individually or in the aggregate, would not reasonably be expected to give rise to a material liability or obligation of the Target Companies.  All such Environmental Permits are in full force and effect and the Target Companies have received no written notice of an appeal or any other Proceeding to revoke or materially modify any such Environmental Permit.

(c)  (i) No Target Company has received any written notice from any Governmental Authority or Person within the past three years regarding any actual or alleged violation of, or liability under, any Environmental Laws or Environmental Permits, including any investigatory, remedial or corrective obligations relating to the Target Companies or their respective operations or Real Property arising under Environmental Laws, and (ii) no Proceedings arising under Environmental Laws or otherwise alleging any human exposure to any Hazardous Materials have been commenced or, to the knowledge of the Company, threatened, in each case, which, individually or in the aggregate, would reasonably be expected to give rise to a material liability or obligation of the Target Companies.

(d)  No Hazardous Materials have been Released at the Real Property or at any other location (i) in quantities that currently require, or will require, investigation or cleanup by the Target Companies or (ii) in a manner that is reasonably likely to give rise to a material liability or obligation under Environmental Law for which the Target Companies would be responsible.

(e)  None of the Target Companies has retained or assumed, either contractually or by operation of Law, any liability or obligation that has or is reasonably likely to give rise to a material liability or obligation under Environmental Law.

SECTION 3.19  Intellectual Property.

(a)  No Target Company owns any (i) trademark or service mark registrations or has any pending registration applications therefor, (ii) patents or pending patent applications, or (iii) copyright registrations or pending registration applications therefor.  Section 3.19(a) of the Disclosure Letter sets forth a list of all internet domain names registered by a Target Company.

(b)  Except as set forth on Section 3.19(b) of the Disclosure Letter, the Target Companies own, or have the right to use pursuant to an Intellectual Property License, all Intellectual Property necessary for the operation of the Business (“Company Intellectual Property”), and all Company Intellectual Property will, immediately subsequent to the Closing Date, continue to be owned or used by the Target Companies on terms which are identical to those pursuant to which the applicable Target Company (as the case may be), immediately prior to the Closing Date, owns or has the right to use such item.

(c)  Section 3.19(c) of the Disclosure Letter sets forth a list, as of the date hereof, of each Intellectual Property License.  The Company has made available to Purchaser true and complete copies of each Intellectual Property License.

(d)  Except for Intellectual Property which is, in whole or in part, owned by third parties and subject to an Intellectual Property License or in the public domain, the Target Companies (as applicable) are the sole and exclusive owner, with all right, title and interest in and to the Company Intellectual Property, free and clear of any Liens other than Permitted Liens.  All Company Intellectual Property wholly owned by any Target Company is herein referred to as “Company Owned Intellectual Property.”

(e)  Except as set forth on Section 3.19(e) of the Disclosure Letter, each Intellectual Property License is in full force and effect, is legal, valid, enforceable and binding upon the Target Company party thereto and, to the Company’s knowledge, the other parties thereto, and there is no material default or breach thereunder (with or without the notice or the lapse of time or both) by any Target Company, as applicable, or, to the Company’s knowledge, any other party.

(f)  Except as set forth on Section 3.19(f) of the Disclosure Letter, (i) no Target Company has infringed, misappropriated, diluted or otherwise violated within the past six (6) years and are not now infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any third parties; (ii) there is no Proceeding pending or, to the Company’s knowledge, threatened against any Target Company with respect to the alleged infringement, misappropriation, dilution or other violation by a Target Company of the Intellectual Property of any third parties; and (iii) to the Company’s knowledge, no third party is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property and no Proceeding against a third party with respect to the alleged infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property is currently pending or, to the Company’s knowledge, threatened.

(g)  The Target Companies have taken commercially reasonable actions to maintain the confidentiality of their trade secrets and confidential information in accordance with protection procedures customarily used in the industry to protect rights of like importance.

SECTION 3.20  Employee Benefits.

(a)  Section 3.20(a) of the Disclosure Letter lists: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan, defined contribution or defined benefit arrangement; and (iii) each material bonus or incentive, reimbursement, cafeteria, fringe benefit, stock option, stock purchase, profit sharing, salary continuation, paid time off, employee loan, equity incentive, restricted stock, stock bonus, vacation, sick, holiday, medical or family leave, service award, moving expense, deferred compensation, salary reduction, severance, retention, termination, change-of-control or employment plan, program, policy or Contract, which in any case is sponsored, maintained by, entered into (and to which the Target Company is currently a party) or otherwise contributed to or required to be sponsored, maintained, entered into or otherwise contributed to by a Target Company or with respect to which a Target Company has any liability or obligation (whether actual or contingent) (each such plan, program, policy or Contract, whether or not material, a “Benefit Plan”), provided, that the term “Benefit Plan” shall not include any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

(b)  The Company has made available to Purchaser (to the extent applicable):  (i) a true and complete copy of each written Benefit Plan as in effect on the date hereof (and any amendments thereto) and summaries of the material terms of each unwritten Benefit Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; (iv) a copy of the most recent Form 5500 Annual Report (including schedules and audit report, as applicable); (v) the summary plan description and summary of material modifications with respect to each such plan; and (vi) all material written correspondence to or from any Governmental Authority relating to a Benefit Plan in the past six (6) years.

(c)  Each Benefit Plan has been operated and administered, funded and maintained, in form and operation, in all material respects in compliance with its terms (except as otherwise required by Law) and all applicable requirements of ERISA and the Code and applicable Law, and with respect to each Benefit Plan, to the Company’s knowledge, no Person has entered into any nonexempt “prohibited transaction” (as such term is defined in ERISA or the Code) that is reasonably likely to result in material liability to the Target Companies.

(d)  Except as set forth on Section 3.20(d) of the Disclosure Letter (and other than with respect to any Multiemployer Plan), none of the Target Companies nor any entity treated as a single employer with any of the Target Companies under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (each such entity, an “ERISA Affiliate”) sponsors, maintains or contributes to or participates in or has during the past six (6) years sponsored, maintained or contributed to or participated in (i) a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, (ii) a plan that is subject to the requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (iii) a “funded welfare plan” within the meaning of Section 419 of the Code (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) a plan described in Section 4063 of ERISA.  None of the Target Companies nor any ERISA Affiliate has or could reasonably be expected to have, individually or in the aggregate, any material liability (whether actual or contingent) for (A) failure to meet the minimum funding standards under Section 412 or 430 or the Tax under 4971 of the Code with respect to a single employer plan, (B) violation of the continuation requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (C) violation of the group health requirements of Section 701 et seq. of ERISA and Section 9801 et seq. of the Code, and no circumstances exist that could reasonably be expected to result in the imposition of any such liability on a Target Company, Purchaser or any of their respective Affiliates at or after the Closing.  No Benefit Plan or other contract requires any Target Company to provide (or is reasonably likely to require any Target Company to provide) current or future retired or terminated employees or other service providers with medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state Law).

(e)  Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Target Companies, all contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Benefit Plan.  All unfunded liabilities with respect to any Benefit Plan have been properly accounted for on the Financial Statements in accordance with GAAP.

(f)  Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service to the effect that such Benefit Plan is tax-qualified and to the Company’s knowledge no events have occurred that would reasonably be expected to adversely affect such qualified status.

(g)  Except as set forth on Section 3.20(g) of the Disclosure Letter, there does not exist any pending or, to the Company’s knowledge, threatened Proceeding (other than routine undisputed claims for benefits) with respect to any Benefit Plan or the assets of any trust for any Benefit Plan.

(h)  Except as set forth on Section 3.20(h) of the Disclosure Letter, neither the execution of any Transaction Document nor the consummation of the transactions contemplated thereby (with or without notice or lapse of time or both), in each case, alone or in combination with any other event, will (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the payment, funding or forfeiture of compensation or benefits payable to any current or former employee or other service provider of the Target Companies, or trigger any other material obligation under any Benefit Plan, (ii) result in any breach or violation of any Benefit Plan or (iii) limit or restrict the right of Purchaser to merge, amend or terminate any Benefit Plan on or after the Closing Date.  No current or former employee or other service provider of the Target Companies is entitled to any gross-up, make-whole or other additional payment from any Target Company in respect of any Tax (including Taxes imposed under Section 4999 of the Code) or interest or penalty related thereto.

(i)  Except as set forth on Section 3.20(i) of the Disclosure Letter or as would not reasonably be expected to result in material liability to a Target Company, each Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) was, between January 1, 2005 and December 31, 2008, operated and administered in good-faith compliance with, and based on a reasonable interpretation of (A) the requirements of Section 409A of the Code and (B) applicable guidance issued thereunder (including IRS Notice 2005-1) (clauses (A) and (B), together, the “409A Authorities”) and (ii) has been, since the later of (A) January 1, 2009 and (B) such plan’s, agreement’s or arrangement’s inception date, in a written form that materially complies with, and has been administered in material compliance with, the 409A Authorities and the final regulations promulgated and in effect thereunder.  No Target Company has any obligation to gross-up or indemnify any individual with respect to any additional Tax under Section 409A(a)(1)(B) of the Code.

(j)  Section 3.20(j) of the Disclosure Letter lists each “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code which is sponsored, maintained by or otherwise contributed to or required to be sponsored, maintained or otherwise contributed to by a Target Company or any ERISA Affiliate or with respect to which a Target Company or any ERISA Affiliate has any liability or obligation (whether actual or contingent) (each such multiemployer plan, a “Multiemployer Plan”).  No Target Company nor any of its ERISA Affiliates has withdrawn from a Multiemployer Plan and none of the Target Companies nor any ERISA Affiliate is liable to any Multiemployer Plan for any currently due and payable withdrawal liability imposed by Subtitle E of Title IV of ERISA.  To the Company’s knowledge, as of the date hereof, (i) the Company has provided to Purchaser the most recent estimate of Withdrawal Liability received by the Company from any Multiemployer Plan and (ii) no events have occurred and no circumstances exist (in each case, that specifically relate to (x) the Target Companies’ participation in the applicable Multiemployer Plan or (y) the other participants in such Multiemployer Plan) that would reasonably be expected to increase the amount of such Withdrawal Liability.  With respect to each Multiemployer Plan, none of the Target Companies nor any ERISA Affiliate has received written notice of, and the Company has no knowledge of:  (A) any pending or threatened Proceeding (other than routine undisputed claims for benefits) with respect to such plan; (B) any complete or partial termination (whether by mass withdrawal or otherwise) of such plan; or (C) any such plan being in reorganization or insolvent.  Neither the execution of any Transaction Document nor the consummation of the transactions contemplated thereby (with or without notice or lapse of time or both), in each case, alone or in combination with any other event, will (1) trigger any material obligation under any Multiemployer Plan or (2) result in any breach or violation of any Multiemployer Plan.  None of the Target Companies nor any ERISA Affiliate is delinquent in making any contributions required to be paid to any Multiemployer Plan.  The Company has the unilateral right, subject to effects bargaining, to withdraw from the Chicago Truck Drivers, Helpers and Warehouse Workers Union (Independent) Pension Fund, at any time during the current term of the collective bargaining agreement which provides for participation in such plan.

SECTION 3.21  Labor and Employment.

(a)  Except as set forth on Section 3.21(a) of the Disclosure Letter, (i) there is not presently any pending nor, to the knowledge of the Company, has there been during the past three years (A) any actual or threatened strike, slowdown, picketing, work stoppage or employee grievance process or other activity or labor dispute affecting any of the Target Companies, (B) union organizational activity or other labor or employment dispute against or affecting any of the Target Companies or (C) application for certification of a collective bargaining agent with respect to the employees of any of the Target Companies, (ii) no Target Company is a party to, subject to the requirements of or has any obligation under, any collective bargaining agreement or other labor agreement and no such agreement is being negotiated, (iii) neither the execution and delivery of any of the Transaction Documents nor the consummation of the transactions contemplated thereby shall require the approval of any labor union or other employee or labor organization and (iv) each employee of the Target Companies is employed “at will”.

(b)  The Target Companies have complied in all material respects with all applicable Laws relating to employment, equal-employment opportunity, employment discrimination and employment practices, labor relations, occupational safety and health standards, terms and conditions of employment, minimum wages, payment of wages, hours, overtime, working conditions, breaks, benefits, collective bargaining, unlawful retirement or termination, classification of employees, immigration, visa, work status, human rights, pay equity, the payment of social security and similar Taxes and workers’ compensation, and have not engaged in any unfair labor practices with respect to any employees or other service providers, in each case, except where any failures to be in compliance or any engagement in such practices, individually or in the aggregate, would not be reasonably expected to give rise to a material liability or obligation of the Target Companies.

(c)  No Target Company has in the past three (3) years or is reasonably likely to incur any material liability or obligation, including under or on account of a Benefit Plan, arising out of the misclassification of individuals hired to provide services to the Target Companies and treating such individuals as (i) consultants or independent contractors and not as employees or (ii) exempt employees and not as non-exempt employees.

(d)  Section 3.21(d) of the Disclosure Letter sets forth a list of each employee as of the date of this Agreement including, as applicable, each employee’s current (i) job title, (ii) current base salary or wage rate, (iii) current target bonus (if any), (iv) start date, (v) work location, (vi) accrued but unused vacation and other paid time off, (vii) union or non-union status, (viii) full-time or part-time status and (ix) employment status (i.e., active or inactive).

SECTION 3.22  Insurance.  The Company has made available to Purchaser true and complete copies of all material insurance policies, including general liability policies, product liability, comprehensive general liability and umbrella insurance policies maintained as of the date hereof by the Target Companies other than insurance policies that are part of a Benefit Plan (the “Insurance Policies”), together with descriptions of “self-insurance” programs.  All Insurance Policies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid prior to the Closing substantially in accordance with the payment terms of each such Insurance Policy.  No Target Company has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by any Target Company or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the three (3) year period prior to the date hereof.  None of the Target Companies is in material breach or default under any Insurance Policy and there are no material pending claims under any Insurance Policy.

SECTION 3.23  Related Party Transactions.  Except as set forth on Section 3.23 of the Disclosure Letter, no Target Company has entered into any Contracts or other business relationships with any Related Party other than normal employment arrangements and Benefit Plans.  Except as set forth on Section 3.23 of the Disclosure Letter, no Target Company is owed or owes any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment).  Except as set forth on Section 3.23 of the Disclosure Letter, no property or interest in any property (including designs and drawings concerning machinery) that relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Target Companies, is presently owned by or leased by or to any Related Party.  No Target Company or any Related Party thereof has an interest, directly or indirectly, in any business, corporate or otherwise, that is in competition with the Target Companies.

SECTION 3.24  Brokers.  With the exception of Wells Fargo Securities, LLC (the fees of which shall be paid by Sellers), none of Sellers, any of their Affiliates or any of the Target Companies has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser or any of the Target Companies for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

SECTION 3.25  Customers and Suppliers.  Section 3.25(a) of the Disclosure Letter sets forth a list of the twenty-five (25) largest customers of the Target Companies (determined by reference to the revenues of the Target Companies (taken as a whole) generated by such customers in the twelve months preceding the date hereof) (the “Principal Customers”).  Section 3.25(b) of the Disclosure Letter sets forth a list of suppliers that are party to any Contract with any of the Target Companies whereby such supplier provides any of the Target Companies with caustic soda (the “Principal Suppliers”).  During the period from the date of the balance sheet contained in the Financial Statements as of and for the year ended 2011 to the date hereof, none of Principal Customers or the Principal Suppliers has canceled or otherwise terminated its relationship with any Target Company or materially decreased its purchases from or sales to any Target Company.

SECTION 3.26  Undisclosed Liabilities.  Except as set forth in the balance sheet contained in the Financial Statements as of and for the year ended 2011, none of the Target Companies has any material liabilities or obligations, whether accrued, contingent, unasserted or otherwise (in each case of a nature required to be reflected on a consolidated balance sheet of the Target Companies prepared in accordance with GAAP), and whether due or to become due, other than liabilities or obligations incurred since the date of the balance sheet contained in the Financial Statements as of and for the year ended 2011 in the ordinary course of business consistent with past practice.

SECTION 3.27  Absence of Material Adverse Effect.  Since the date of the balance sheet contained in the Financial Statements as of and for the year ended 2011, there has not been any Material Adverse Effect.

SECTION 3.28  Limitations on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III AND SECTION 7.2, THE COMPANY MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, AND THE COMPANY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY). ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE IV
INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, individually and not jointly and severally, hereby makes the representations and warranties to Purchaser with respect to such Seller (and only such Seller) that are set forth in this Article IV.

SECTION 4.1  Power and Authority.  Seller has full power and authority to execute and perform this Agreement and all the other Transaction Documents to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  If Seller is a trust, the execution and delivery of this Agreement and the other Transaction Documents by such Seller and the performance by it of all of its obligations under this Agreement and the other Transaction Documents have been duly approved prior to the date of this Agreement by all requisite action of its trustees or the like (as the case may be).  If Seller is a trust, the approval of Seller’s beneficiaries or the like (as the case may be) for Seller to execute this Agreement and the other Transaction Documents to which Seller is a party or consummate the transactions contemplated by this Agreement and the other Transaction Documents is either not required or has been duly given.  If Seller is a natural person and is married, and such Seller’s Shares constitute community property or spousal or other approval is otherwise required for this Agreement and the other Transaction Documents to be legal, valid and binding, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by the applicable Seller of the transactions contemplated herein and therein have been duly authorized by such spouse.  No other approvals or actions are necessary on the part of Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein.

SECTION 4.2  Enforceability.  This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Seller and such Seller’s spouse, if applicable, enforceable against Seller and such Seller’s spouse, if applicable, in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  At the Closing, the other Transaction Documents to be executed and delivered by Seller will be duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties thereto (as applicable), will constitute valid and binding obligations of Seller and such Seller’s spouse, if applicable, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 4.3  Consents; Non-contravention.  Except as required under the HSR Act, no consent, approval, Order or authorization of, or registration or filing with, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of each Transaction Document to which Seller is a party.  Neither the execution and delivery of this Agreement or the other Transactions Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, will (a) if Seller is not a natural person, conflict with or result in a breach of any of the terms, conditions or provisions of Seller’s trust agreements or other organizational documents (as applicable) or (b) conflict with, violate, breach, result in a default or modification of rights, give rise to any right of termination, cancellation, modification or acceleration, result in the creation of any Lien, or require any notice or consent under any of the terms, conditions or provisions of any Contract to which Seller is a party or by which its assets is bound, or of any statute or administrative regulation, or of any Order of any court or Governmental Authority or of any arbitration award to which Seller is a party or by which Seller is bound.

SECTION 4.4  Title to Shares.  Seller owns beneficially and of record, and has good and valid title to, the number of Shares listed opposite Seller’s name on Section 2.1 of the Disclosure Letter, free and clear of any Liens (other than restrictions imposed by securities laws that are generally applicable to securities that have not been registered or qualified with a Governmental Authority).

SECTION 4.5  Limitation on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NO SELLER MAKES ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, AND EACH SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF SUCH SELLER). ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties to the Company and Sellers that are set forth in this Article V.

SECTION 5.1  Organization, Existence and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its formation.  Purchaser has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a material adverse effect on the business, operations (including results of operations), assets, liabilities, financial condition or prospects of Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents (a “Purchaser Material Adverse Effect”).

SECTION 5.2  Power and Authority.  Purchaser has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors of Purchaser.  The approval of Purchaser’s shareholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the transactions contemplated by this Agreement and the other Transaction Documents is either not required or has been duly given.  No other proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated herein and therein.

SECTION 5.3  Enforceability.  This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.  At the Closing, the Transaction Documents to be executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto (as applicable), will be duly executed and delivered by duly authorized officers of Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 5.4  Consents.  Except as required under the HSR Act, no consent, authorization, Order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby, in each case, which if not obtained would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 5.5  Conflicts Under Constituent Documents.  Neither the execution and delivery of this Agreement or the other Transaction Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation or by-laws (or other organizational document, as applicable), or of any statute or administrative regulation, or of any Order of any court or Governmental Authority or of any arbitration award.

SECTION 5.6  Conflicts Under Contracts.  Purchaser is not a party to any unexpired, undischarged or unsatisfied Contract under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, modification or cancellation, in each case, which would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 5.7  Brokers.  With the exception of Goldman, Sachs & Co. (the fees of which shall be paid by Purchaser), neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

SECTION 5.8  Investment Representation.  Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal or state securities Laws.  Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  Purchaser understands that the Shares have not been registered under the Securities Act or any state securities Laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

SECTION 5.9  Funding.  Purchaser has, and as of the Closing will have, sufficient funds required in order to complete the purchase of the Shares on the terms contained in this Agreement.

SECTION 5.10  Independent Investigation.  Purchaser has conducted an independent investigation of the Business and each Target Company’s business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement.

SECTION 5.11  Limitation on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, AND PURCHASER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO THE COMPANY OR SELLERS (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE COMPANY OR SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF PURCHASER).  ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE VI
COVENANTS OF THE COMPANY AND SELLERS

SECTION 6.1  Reasonable Access.

(a)  Subject to Section 6.1(b), during the period between the date hereof and the Closing Date, the Company and Sellers shall (i) give to Purchaser’s officers, directors, employees, agents, attorneys, consultants, financial advisors, accountants, lenders and other authorized representatives reasonable access during normal business hours to all of the properties, books, contracts, documents, Insurance Policies, records, facilities, assets and senior management of or with respect to the Target Companies and (ii) furnish to Purchaser and such Persons as Purchaser shall designate to the Company such financial, operating and other information and data as Purchaser or such Persons may at any time and from time to time reasonably request.

(b)  Prior to the Closing, Purchaser shall, and shall cause its Affiliates to, contact and communicate with the employees (other than senior management), customers, suppliers and vendors of any Target Company in connection with the transactions contemplated hereby only with the prior written consent of the Company (which consent shall not be unreasonably withheld).

SECTION 6.2  Third Party Consents.  During the period between the date hereof and the Closing Date, the Company shall use its commercially reasonable efforts, and Purchaser shall reasonably cooperate with the Company, to, as promptly as reasonably practicable, obtain any third party consents required to be obtained by the consummation of the transactions contemplated by this Agreement; provided, however, that no Target Company or any other party hereto shall be required to make any payment to any third party in order to obtain any such consent.

SECTION 6.3  Operation of the Business.  Except as expressly permitted by this Agreement, during the period between the date hereof and the Closing Date, the Company shall use its commercially reasonable efforts to, and the Company shall cause each of its Subsidiaries to use their commercially reasonable efforts to (i) carry on the Business in the usual and ordinary course of business, consistent with past practice, and (ii) maintain and preserve its business and properties, including its present operations, facilities and relationships with its employees, customers, suppliers and vendors.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Target Companies, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, to pay or prepay any obligation or to pay, transfer or distribute any cash to the Company or Sellers; provided, that no such payments, prepayments, transfers or distributions shall occur after the delivery of the Closing Estimate Statement to Purchaser.

SECTION 6.4  Actions Outside the Ordinary Course.  During the period between the date hereof and the Closing Date, except as set forth on Section 6.4 of the Disclosure Letter, the Company shall not, and the Company shall cause each of its Subsidiaries not to (in each case, without the prior written consent of Purchaser, not to be unreasonably withheld):

(a)  take any action that would be required to be disclosed on Section 3.12 of the Disclosure Letter if such action were taken since the date of the balance sheet contained in the Financial Statements as of and for the year ended 2011 and prior to the execution of this Agreement;

(b)  (i) hire any employees other than (A) individuals who had received offers of employment prior to the date hereof (provided that any such offers have been disclosed to Purchaser prior to the date hereof), (B) union or other hourly-wage or non-salaried employees, or employees with an annual salary of less than or equal to $50,000, in each case hired in the ordinary course of business and in accordance with past practice and whose termination of employment would not result in any material severance obligation or (ii) terminate the employment of any employee (other than a clerical employee) other than for “cause” (as defined in the applicable Benefit Plan or as determined by the Company in its reasonable discretion);

(c)  borrow any amount or incur any long-term liabilities which, individually are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(d)  make any capital expenditures or commitments therefor which, individually are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(e)  sell, assign, transfer, dispose of, lease or sublease any railcars or other transportation assets;

(f)  enter into, modify, amend or terminate any Material Contract, except in the ordinary course of business;

(g)  issue, sell or transfer any capital stock of or other equity or voting interests of any of the Target Companies;

(h)  split, combine or reclassify any capital stock of the Company;

(i)  waive any claims or rights of value which, individually are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(j)  acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which, individually are in excess of $50,000 or, in the aggregate, are in excess of $100,000;

(k)  enter into or amend any lease of real property, except any renewals of existing leases in the ordinary course of business;

(l)  amend any Governing Document of any Target Company;

(m)  grant any awards under any Benefit Plan or pay any bonus to any current or former employee or other service provider of any Target Company, except, in the case of increases in compensation and benefits and payment of bonuses, in the ordinary course of business consistent with past practice;

(n)  take action with respect to any Benefit Plan or collective bargaining agreement (including the adoption, entering into, establishment, termination, modification or amendment of any Benefit Plan or collective bargaining agreement) except, in each case, (i) to the extent required by any applicable Law or the terms of any Benefit Plan as in effect on the date hereof or (ii) for any such action that is not material and that was taken in the ordinary course of business consistent with past practice;

(o)  change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined (other than as required under (i) the terms of such Benefit Plan as in effect on the date hereof or (ii) applicable Laws);

(p)  adopt any plan of reorganization, liquidation or dissolution, file a petition in bankruptcy or consent to the filing of a bankruptcy petition against it;

(q)  engage in (i) any practice intended to accelerate to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (ii) any practice intended to postpone to post-Closing periods payments by any Target Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iii) any other discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this sub-clause (iii), in a manner outside the ordinary course of business, inconsistent with past practice; or

(r)  authorize, commit or announce an intent, whether in writing or otherwise, to take any of the actions specified in subparagraphs (a) through (q) above.

Notwithstanding the foregoing, nothing contained in this Agreement shall (x) prohibit the Target Companies, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, to pay or prepay any obligation or to pay, transfer or distribute to Sellers any cash that may be lawfully distributed to Sellers; provided, that no such payments, prepayments, transfers or distributions shall occur after the delivery of the Closing Estimate Statement to Purchaser; or (y) prohibit any action that is required by the terms of a Benefit Plan.

SECTION 6.5  Certain Updates.  From the date hereof until the Closing or the earlier termination of this Agreement, the Company and Sellers shall disclose to Purchaser in writing promptly upon discovery thereof (a) any material variances from the representations and warranties contained in Article III, IV or Section 7.2 (as applicable), (b) if the employment of any key employee, or group of employees, of any Target Company is terminated for any reason, whether by a Target Company or by such key employee, or group of employees, (c) any written notice or other communication from any third party relating to a default or event which, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement, under any Material Contract to which any Target Company is a party or is subject, or (d) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.  No disclosure pursuant to this Section 6.5 shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any breach or inaccuracy of any representation or warranty.

SECTION 6.6  No Solicitation.  From and after the date of this Agreement until the Closing or the earlier termination of this Agreement, the Company and Sellers will not, and will not permit their Affiliates or any of the Target Companies’ directors, officers, equityholders, employees or representatives to, directly or indirectly, (a) solicit, initiate, or encourage any Acquisition Proposals, (b) engage in negotiations or discussions concerning, or provide any information to any Person in connection with, any Acquisition Proposal, or (c) agree to or approve any Acquisition Proposal.  As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (i) merger, consolidation or similar transaction involving any of the Target Companies, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of a material portion of the assets of any of the Target Companies other than sales of inventory in the ordinary course of business, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) shares or other equity interests (or options, rights or warrants to purchase or securities convertible into, such Equity Securities) of any of the Target Companies, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement or any Transaction Document.  Sellers and the Target Companies will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Sellers will notify Purchaser immediately if any inquiry or proposal with respect to an Acquisition Proposal is received by or communicated to any Target Company or any Seller.

SECTION 6.7  Agreement Not to Compete, Solicit or Hire.  For the period commencing on the Closing Date and expiring on the fourth anniversary thereof, each Seller agrees that such Seller and each of its Affiliates shall not, directly or indirectly:

(a)  own, manage, operate or otherwise engage in any business anywhere in North America, Central America or South America that competes with the business of the Target Companies as conducted on the Closing Date; provided, that nothing herein shall prohibit any Seller (or its Affiliates) from (i) owning, in the aggregate, not more than five percent (5%) of any class of securities of a publicly traded entity operating in the same industry or same lines of business as any Target Company or (ii) performing Seller’s duties as an employee of any Target Company (or its Affiliates (in each case as owned by Purchaser post-Closing));

(b)  solicit, influence, entice or encourage any person who, on or prior to the Closing Date and at such time, is an employee of or consultant to any Target Company, Purchaser or Purchaser’s Affiliates or to cease or curtail his or her relationship therewith; provided, however, that the restrictions of this Section 6.7(b) shall not apply to the placement of general advertisements or the use of general search firm services that are not targeted toward employees of any Target Company, Purchaser or Purchaser’s Affiliates; or

(c)  hire or attempt to hire, whether as an employee, consultant or otherwise, any person who, on or prior to the Closing Date and at such time (or, except as set forth on Section 6.7(c) of the Disclosure Letter, within the three (3) month period immediately preceding such time) is employed by, or providing services to, any Target Company, Purchaser or Purchaser’s Affiliates.

SECTION 6.8  Restrictions on Transfer.  From the date hereof until the Closing or the earlier termination of this Agreement, no Seller shall sell, transfer, contribute, distribute or otherwise dispose of any Shares (or any interest therein), subject any Shares (or any interest therein) to any Lien or agree to do any of the foregoing.

SECTION 6.9  Related Party Transactions.  Except for (a) the Office Lease Agreement, dated as of December 15, 2011, by and between Steel Family Real Estate, LLC and the Company, as amended on April 1, 2012 and (b) the Employment Agreements, all Contracts and other business relationships between any Target Company and any Related Party shall be terminated upon Closing.

ARTICLE VII
COVENANTS OF PURCHASER

SECTION 7.1  Transfer of Permits.  In the event any Permit or Environmental Permit of any of the Target Companies must be reissued to the holder of such Permit or Environmental Permit on account of the transactions contemplated by this Agreement in order to operate the Business following the Closing, Purchaser shall use its commercially reasonable efforts (and the Company and Sellers shall reasonably cooperate with Purchaser, and shall cause the other Target Companies to reasonably cooperate with Purchaser) to obtain such Permit or Environmental Permit; provided, however, that no Target Company or any other party hereto shall be required to make any payment to any third party with respect to Purchaser’s efforts to obtain any Permit or Environmental Permit.

SECTION 7.2  Officers’ and Directors’ Liability.  For six years after the Closing Date, Purchaser shall cause each Target Company to provide officers’ and directors’ liability tail insurance or other liability insurance covering acts or omissions occurring at or prior to the Closing by each present and former director, manager, officer, employee and agent of such Target Companies, and all present or former directors, officers, employees, agents or trustees of any Benefit Plan, in each case who are currently covered by such Target Company’s existing officers’ and directors’ liability insurance (true and complete copies of which have been made available by the Company to Purchaser) (the “Existing D&O Policies”) on terms no less favorable in terms of coverage and amount than the Existing D&O Policies; provided, that in no event shall Purchaser be required to pay an amount for such insurance under this Section 7.2 that in the aggregate exceeds 150% of the annual premiums payable by the Target Companies for coverage during calendar year 2011 under the Existing D&O Policies (which premiums for such year are hereby represented and warranted by the Company to be $16,296).  For six years after the Closing Date, Purchaser shall cause the Target Companies to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the provisions of the Target Companies’ respective Governing Documents, as in effect on the date hereof with respect to exculpation and indemnification of directors, managers, officers, employees and agents of the Target Companies (including provisions relating to contributions, advancement of expenses and the like) for acts or omissions occurring at or prior to the Closing.

SECTION 7.3  Notification.  From the date hereof until the Closing or the earlier termination of this Agreement, Purchaser shall promptly notify the Company upon discovery thereof of any material variances from the representations and warranties contained in Article V.  No disclosure pursuant to this Section 7.3 shall be deemed to prevent or cure any breach or inaccuracy of any representation or warranty.

SECTION 7.4  Certain Actions.  After the Closing, the parties shall give effect to the actions set forth in Section 7.4 of the Disclosure Letter.

ARTICLE VIII
JOINT COVENANTS

SECTION 8.1  Regulatory Filings.  Purchaser, Sellers, the Target Companies and the Seller Representative shall (a) make any filings required under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby either prior to the date of this Agreement or within five (5) Business Days following the date hereof, (b) reasonably comply with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by either party therefor, or any other Governmental Authority in respect of such filings or such transactions, and (c) reasonably cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction.  Purchaser, Sellers, the Target Companies and the Seller Representative shall use reasonable efforts (i) to furnish to the other party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement and (ii) to promptly obtain any clearance required under the HSR Act and any other antitrust or foreign competition Laws for the consummation of the transactions contemplated by this Agreement and shall provide prompt notice of any communications (whether oral or written) with, and any inquiries or requests for additional information from, any Governmental Authority, and each party shall have the right to participate in any meeting between Purchaser, a Seller, a Target Company or the Seller Representative, on the one hand, and any Governmental Authority, on the other hand, concerning such filings or the subject matter thereof, in each case to the extent legally permissible; provided, that, notwithstanding anything in this Agreement to the contrary, no party or any of its Affiliates shall be required to bring any Proceeding against any Person or accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Authority, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of their (and their Affiliates’) respective businesses or assets.

SECTION 8.2  Pre-Closing Covenants.  Between the date hereof and the Closing Date, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.  Between the date hereof and the Closing Date, none of the parties hereto shall intentionally perform any act that, if performed, or intentionally omit to perform any act that, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or that would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

SECTION 8.3  Certain Notices.  Between the date hereof and the Closing Date, each of the parties hereto shall promptly give written notice to the other parties of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

SECTION 8.4  Confidentiality Agreement.  Any information provided to or obtained by Purchaser or its Affiliates, or their representatives, pursuant to this Agreement or in connection with the transactions contemplated hereby will be subject to the mutual confidentiality agreement, dated as of April 27, 2012, entered into by Purchaser for the benefit of the Company and the other parties named therein (as amended, the “Confidentiality Agreement”), and must be held by Purchaser and its Affiliates in accordance with and be subject to the terms of the Confidentiality Agreement.  The parties agree to, and agree to cause their respective Affiliates to, be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in full herein, and such provisions are hereby incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Target Companies.  Each Seller shall keep confidential, and cause its Affiliates to keep confidential, all non-public information relating to the Target Companies and Purchaser relating to the conduct of the Target Companies’ business prior to Closing so long as such information remains Confidential Information (as defined in the Confidentiality Agreement).

ARTICLE IX
CONDITIONS TO CLOSING

SECTION 9.1  Conditions to Sellers’ Obligations.  The obligation of Sellers to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

(a)  The representations and warranties made by Purchaser in this Agreement (i) that are qualified as to Purchaser Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct in all material respects, in each of clause (i) and (ii) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as to a specified date, in which case as of such specified date.

(b)  All covenants, agreements and obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including all covenants, agreements and obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed in all material respects.

(c)  The parties shall have made all filings and performed all acts required by them respectively under the HSR Act, if any, and all applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(d)  No Law or Order that restrains or prohibits the consummation of the transactions contemplated by the Transaction Documents shall be in effect.

SECTION 9.2  Conditions to Purchaser’s Obligations.  The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the fulfillment of all of the following conditions on or prior to the Closing Date.

(a)  The representations and warranties made by the Company and Sellers in this Agreement (i) that are contained in Section 3.1 (Organization and Existence), Section 3.3 (Authorization, Enforceability), Section 3.6 (Capitalization), Section 4.1 (Power and Authority) and Section 4.4 (Title to Shares), shall be true and correct in all material respects and (ii) that are not contained in the sections listed in clause (i) above shall be true and correct except where such inaccuracies (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth in such representations), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, in each of clause (i) and (ii) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as to a specified date, in which case as of such specified date.

(b)  All covenants, agreements and obligations of the Company, the Seller Representative and Sellers to be performed hereunder through, and including on, the Closing Date (including all covenants, agreements and obligations which the Company, the Seller Representative and Sellers would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed in all material respects.

(c)  The parties shall have made all filings and performed all acts required by them respectively under the HSR Act, if any, and all applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(d)  Except by reason of death or disability, none of the (i) employees listed in Section 1.0 of the Disclosure Letter shall have terminated employment or shall have given notice of an intention to terminate their employment with the Target Companies and (ii) employment agreements entered into as of the date hereof between the individuals set forth on Section 1.0 of the Disclosure Letter and Purchaser shall have been terminated by the employee thereunder.

(e)  No Proceeding is pending or threatened in which any Governmental Authority of competent jurisdiction (i) challenges or seeks to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) seeks to place limitations on the ownership of the Shares by Purchaser or any of its Affiliates, or seeks to prohibit or limit Purchaser or any of its Affiliates from effectively controlling in any material respect the Target Companies or the operations of the Target Companies or (iii) seeks to prohibit or limit the ownership or operation of Purchaser or any of its Affiliates of any material portion of the assets of Purchaser or any of its Affiliates, or to compel any party or any of its Affiliates to divest or hold separate any material portion of any of its assets or any material portion of the assets of any of its Affiliates, in each case as a result of the consummation of the transactions contemplated by the Transaction Documents.  No Law or Order that results or would reasonably be expected to result in any of the effects referred to in the immediately preceding sentence shall be in effect.

ARTICLE X
ADDITIONAL AGREEMENTS

SECTION 10.1  Labor Matters.  Purchaser shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of any employees of the Target Companies after the Closing, including any claims arising out of or relating to any plant closing, mass layoff or similar event under applicable Law occurring after the Closing.

SECTION 10.2  Books and Records.

(a)  Sellers shall use commercially reasonable efforts to promptly deliver (or otherwise hand over) following the Closing, physical possession of all original Contracts, documents, books, files, information, data, minute books and related records of the Target Companies.

(b)  Purchaser shall make the Target Companies’ books and records (including work papers in the possession of their respective accountants) available for inspection by Sellers, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a six-year period after the Closing Date, with respect to all transactions of the Target Companies occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company.  As used in this Section 10.2(b), the right of inspection includes the right to make extracts or copies.  The representatives of a Seller inspecting the books and records of the Target Companies shall be reasonably satisfactory to Purchaser.  Any information obtained pursuant to this Section 10.2(b) shall be subject to Section 8.4.

SECTION 10.3  Further Assurances.  The parties shall execute such further documents, and perform such further acts (subject to Section 6.2 and Section 7.1), as any party hereto may reasonably deem necessary or desirable to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement.

SECTION 10.4  Seller Release.  EFFECTIVE AS OF THE CLOSING, EACH SELLER DOES FOR ITSELF OR HIMSELF, AND ITS OR HIS RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE TARGET COMPANIES AND THEIR OFFICERS, DIRECTORS, STOCKHOLDERS, AFFILIATES, EMPLOYEES, ADVISORS AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS.  “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT SUCH SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A STOCKHOLDER, INVESTOR, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE TARGET COMPANIES OR THEIR AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED, THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT OF ANY SELLER (A) ARISING OUT OF OR OTHERWISE CONTAINED IN THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, (B) TO THE PAYMENT OF COMPENSATION (INCLUDING ANY SUBMITTED BUT UNPAID REIMBURSEMENTS) EARNED PRIOR TO THE CLOSING OR (C) INDEMNIFICATION RIGHTS THAT ANY SELLER MAY HAVE UNDER THE TARGET COMPANIES’ GOVERNING DOCUMENTS.  IT IS THE INTENTION OF EACH SELLER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 10.4 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS.  NOTWITHSTANDING ANYTHING HEREIN OR OTHERWISE TO THE CONTRARY, THE RELEASE CONTAINED IN THIS SECTION 10.4 WILL NOT BE EFFECTIVE SO AS TO BENEFIT A PARTICULAR RELEASED PARTY IN CONNECTION WITH ANY MATTER OR EVENT THAT WOULD OTHERWISE CONSTITUTE A RELEASED MATTER, BUT INVOLVED FRAUD ON THE PART OF SUCH RELEASED PARTY.  EACH SELLER HEREBY REPRESENTS THAT SUCH SELLER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH SELLER.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 10.4 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 10.4, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

ARTICLE XI
INDEMNIFICATION

SECTION 11.1  General.  From and after the Closing, the parties shall indemnify each other as provided in this Article XI and in Section 12.8.  All indemnification payments made pursuant to this Article XI or Section 12.8 shall be treated as an adjustment to the Aggregate Consideration unless otherwise required by Law.  All representations and warranties of the parties contained in this Agreement shall survive the Closing (and shall not merge into any instrument of conveyance) for a period of fifteen months after the Closing Date, except for the representations and warranties set forth in (a) Section 3.1 (Organization and Existence), Section 3.3 (Authorization, Enforceability), Section 3.6 (Capitalization), Section 4.1 (Power and Authority), and Section 4.4 (Title to Shares), which shall survive the Closing indefinitely, (b) Section 3.11 (Taxes), which shall survive until the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers thereof) plus sixty (60) days (together with the representations in sub-clause (a) above, collectively, the “Special Representations”), (c) Section 3.18 (Environmental Matters), which shall survive until the date that is three years after the Closing Date and (d) Section 3.12(e)(ii) (only with respect to the provisions relating to Multiemployer Plans) and Section 3.20(j), which shall expire upon the Closing.  Any claims under this Agreement with respect to a breach of a representation and warranty that does not survive indefinitely must be asserted by written notice delivered prior to 5:00 p.m., Chicago time, on the last day of the applicable survival period, and if such written notice is properly delivered in accordance with the terms of this Agreement prior to such time, the survival period for such claim shall continue until such claim is fully resolved.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

SECTION 11.2  Sellers’ Indemnification Obligations.

(a)  Sellers’ Several Indemnification Obligations.  Subject to the provisions of this Article XI, from and after the Closing Date, Sellers shall indemnify, defend, protect and hold harmless (on a pro rata basis in accordance with their respective Percentage Ownership and not on a joint and several basis) Purchaser and the Target Companies (as owned by Purchaser on and after the Closing Date) and their respective Affiliates, officers, directors, employees and agents (collectively, the “Purchaser Indemnitees”) for, from and against any and all Damages sustained or incurred by any Purchaser Indemnitee to the extent caused by, resulting from or attributable to:

(i)  any inaccuracy in or breach of any representation and warranty made by the Company or the Seller Representative to Purchaser herein or in any closing document (including any certificates and Transaction Documents) delivered to Purchaser in connection herewith; provided, that all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified; or

(ii)  any breach by the Company, the Seller Representative, or any Seller of, or any failure of the Company, the Seller Representative or any Seller to comply with, any of the covenants or obligations under this Agreement or in any Transaction Document to be performed or complied with by the Company, the Seller Representative or any Seller (including obligations under this Article XI).

(b)  Sellers’ Individual Indemnification Obligations.  Subject to the provisions of this Article XI, from and after the Closing Date, each Seller shall indemnify, defend, protect and hold harmless (individually and not on a joint and several basis) the Purchaser Indemnitees for, from and against any and all Damages sustained or incurred by any Purchaser Indemnitee to the extent caused by, resulting from or attributable to any inaccuracy in or breach of any representation and warranty made by such Seller to Purchaser herein or in any closing document (including any certificates and Transaction Documents) delivered to Purchaser in connection herewith; provided, that all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified.

SECTION 11.3  Limitation on Sellers’ Indemnification Obligations.  Sellers’ obligations pursuant to the provisions of Section 11.2 are subject to the following limitations:

(a)  Except with respect to the breach or inaccuracy of any of the Special Representations or Damages attributable to fraud, the Purchaser Indemnitees shall not be entitled to recover under Sections 11.2(a)(i) or 11.2(b) on any individual claim unless the Damages associated with such claim exceed $50,000.

(b)  Except with respect to the breach or inaccuracy of any of the Special Representations or Damages attributable to fraud, the Purchaser Indemnitees shall not be entitled to recover under Sections 11.2(a)(i) or 11.2(b) until the total amount of Damages that Purchaser Indemnitees would recover under Sections 11.2(a)(i) or 11.2(b), but for this Section 11.3(b), exceeds 1% of the Purchase Price (the “Basket”).  Once the total amount of Damages that the Purchaser Indemnitees would recover under Sections 11.2(a)(i) or 11.2(b), but for this Section 11.3(b), exceeds the Basket, the Purchaser Indemnitees shall be entitled to recover only the amount of such Damages in excess of the Basket.

(c)  Except with respect to the breach or inaccuracy of any of the Special Representations or the Special Covenants and Damages attributable to fraud, the Purchaser Indemnitees shall not be entitled to recover under Section 11.2 for the amount of Damages in excess of the Escrow Amount, as it may be reduced from time to time pursuant to this Agreement (the “Indemnification Cap”).  Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent, pursuant to the terms of the Escrow Agreement, instructing the Escrow Agent to release that portion of the Escrow Amount equal to the amount of Damages to which Purchaser is entitled to recover hereunder.  In no event shall the Purchaser Indemnitees be entitled to recover for any Damages which are, individually or in the aggregate, in excess of the Indemnification Cap, provided, that, in the event any Damages with respect to (i) the breach or inaccuracy of any of the Special Representations or the Special Covenants or (ii) fraud, exceed the then current balance of the Escrow Account, Purchaser shall be reimbursed directly by Sellers on a several basis (in accordance with their Percentage Ownership) for the portion of the Damages in excess of the then current balance of the Escrow Account; provided, further, that the individual liability of any Seller for such Damages will not exceed the cash proceeds actually received by such Seller pursuant to the transactions contemplated by this Agreement.

(d)  The amount of any recovery by the Purchaser Indemnitees pursuant to Section 11.2 shall be reduced by the amount of insurance proceeds actually paid to the Purchaser Indemnitees under any applicable insurance policy (net of (i) reasonable costs and expenses incurred in recovering such amounts and (ii) any deductibles and premium increases relating to such proceeds) and the amount of indemnification and other payments actually paid to the Purchaser Indemnitees under any applicable indemnification agreements or similar rights as a result of the facts that entitled the Purchaser Indemnitees to recover from Sellers pursuant to Section 11.2.  Each Purchaser Indemnitee agrees to make all claims under applicable insurance policies (other than self-insurance policies), indemnification agreements and similar rights and to seek recovery under all applicable insurance policies, indemnification agreements and similar rights for all Damages to the extent such Damages are covered by any insurance policy, indemnification agreement or similar right of such Purchaser Indemnitee.

(e)  No Seller shall be liable for Damages with respect to the representations and warranties contained in Article IV to the extent that such representations and warranties relate to another Seller, nor shall any Seller have any liability for the failure of another Seller to perform any of the obligations, covenants or agreements to be performed or complied with by such other Seller under this Agreement or any other Transaction Document, it being agreed and understood that all of such representations, warranties, obligations, covenants and agreements are being made severally by each Seller, and not on a joint and several basis.

(f)  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PURCHASER INDEMNITEES SHALL NOT BE ENTITLED TO RECOVER UNDER SECTION 11.2 WITH RESPECT TO CONSEQUENTIAL DAMAGES OF ANY KIND (REGARDLESS OF THE CHARACTERIZATION THEREOF), DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, DAMAGES COMPUTED ON A MULTIPLE OF EARNINGS, BOOK VALUE, DISCOUNTED CASH FLOW OR ANY SIMILAR BASIS THAT MAY HAVE BEEN USED IN ARRIVING AT THE AGGREGATE CONSIDERATION OR THAT MAY BE REFLECTIVE OF THE EQUITY VALUE OF THE COMPANY, AND INDIRECT, SPECIAL, EXEMPLARY AND PUNITIVE DAMAGES, UNLESS (I) SUCH PURCHASER INDEMNITEE IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM THAT IS OTHERWISE INDEMNIFIABLE HEREUNDER OR (II) SUCH DAMAGES RESULT FROM OR ARISE OUT OF OR BY VIRTUE OF FRAUD.

(g)  Notwithstanding anything herein to the contrary, the Purchaser Indemnitees shall not be entitled to recover under Section 11.2, with respect to the failure to obtain any consent, or to satisfy any conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of the Shares to Purchaser (but shall not relieve any liability for failure to list a consent required to be listed on the relevant section of the Disclosure Letter).

(h)  The Purchaser Indemnitees shall not be entitled to recover any Damages relating to any matter arising under a provision of this Agreement to the extent that the Purchaser Indemnitees have already recovered Damages with respect to such matter pursuant to another provision of this Agreement.

(i)  The obligations to indemnify and hold harmless a party hereto in respect of a breach or inaccuracy of a representation or warranty shall terminate when the applicable representation or warranty terminates pursuant to Section 11.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim pursuant to Section 11.5.

SECTION 11.4  Purchaser’s Indemnification Obligations.  Subject to the provisions of this Article XI, from and after the Closing Date, Purchaser shall indemnify, defend, protect and hold harmless Sellers and their Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) for, from and against any and all Damages sustained or incurred by any Seller Indemnitee to the extent caused by, resulting from or attributable to:

(a)  any inaccuracy in or breach of any representation and warranty made by Purchaser to Sellers herein or in any closing document (including certificates and Transaction Documents) delivered to Sellers in connection herewith; provided, that all such representations and warranties that are qualified as to materiality or by reference to a Purchaser Material Adverse Effect shall be deemed to be not so qualified; or

(b)  any breach by Purchaser of, or any failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including its obligations under this Article XI).

SECTION 11.5  Notice and Determination of Claims.  If any Indemnified Party believes that it has sustained or incurred any Damages for which it may be entitled to indemnification, whether or not the applicable dollar limitation specified by Article XI has been exceeded, such Indemnified Party shall so notify the Indemnifying Party promptly in writing (the “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate (to the extent practicable) of the amount, and the method of computation of such Damages, all with reasonable particularity.  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article XI shall be determined in accordance with the provisions set forth in this Section 11.5 and Section 11.6 or:  (a) by the written agreement between the parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the parties shall agree.  For purposes of this Article XI, the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Article XI will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially damaged as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

SECTION 11.6  Third Party Claims.

(a)  Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and, if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and describing such Damages, the amount thereof, if known, or a good faith estimate (to the extent practicable) of the amount, and the method of computation of such Damages, all with reasonable particularity.

(b)  Subject to Section 11.6(d), the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnified Party, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder.  The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any event within ten (10) days) after receipt of the notice of Third Party Claim given by the Indemnified Party to the Indemnifying Party under Section 11.6(a) of its election to assume the defense of such Third Party Claim.  The Indemnifying Party shall reimburse the reasonable legal fees and expenses incurred by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any Third Party Claim; provided, that the Indemnifying Party shall be entitled to offset any recovery actually received from a third party by the Indemnified Party of its legal fees and expenses in connection with such Third Party Claim.  The Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof.  The Indemnified Party shall cooperate in connection with the defense, compromise or settlement of any Third Party Claim pursuant to this Section 11.6 and shall furnish such records, information and testimony and attend such conferences, discovery, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith.

(c)  The Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least ten (10) days prior to the settlement of any such Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless the Indemnified Party is given a full and complete release of any and all liability by all relevant parties to such claim or demand and the damages payable under the settlement are limited to monetary payments to be paid by the Indemnifying Party.  Notwithstanding the foregoing to the contrary, the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim then being defended by the Indemnifying Party; provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

(d)  Notwithstanding anything in Section 11.6(b) to the contrary, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim if (i) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its legal counsel, cannot be separated from any related claim for monetary damages, (ii) the Indemnified Party is a Purchaser Indemnitee and it determines in good faith that the Damages that may be incurred as a result of such Third Party Claim exceed, individually or when aggregated with all other outstanding claims, the then current balance of the Escrow Account, (iii) the settlement of, or an adverse judgment with respect to, such Third Party Claim is reasonably likely to, in the good faith judgment of the Indemnified Party, establish a precedential custom or practice adverse in any material respect to the continuing business interests of the Indemnified Party or (iv) the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnified Party.  Additionally, the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim or if it shall fail to diligently contest the Third Party Claim.  In such event, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim; provided, however, that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  The Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnified Party retains, pursuant to this Section 11.6(d), the right to conduct and control the defense thereof.  For each such Third Party Claim that the Indemnified Party conducts and controls pursuant to Section 11.6(d)(ii), the Indemnified Party shall not settle or compromise such claim or demand without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.

SECTION 11.7  Indemnification Exclusive Remedy.  Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief (including specific performance), if the Closing occurs, indemnification pursuant to the provisions of this Article XI shall be the sole and exclusive remedy of the parties with respect to any matters arising under or relating to this Agreement and the other Transaction Documents (other than the Confidentiality Agreement, the Escrow Agreement and the Employment Agreements), including any closing document executed and delivered pursuant to the provisions hereof and the transactions contemplated by this Agreement, and the only legal action that may be asserted by any party with respect to any such breach, inaccuracy or failure that is the subject of this Article XI shall be an action to enforce, or to recover damages for the breach of, this Article XI.  Notwithstanding the foregoing, the limitations set forth in this Section 11.7 shall not apply to any claim for Damages as a result of or arising out of or by virtue of fraud of any party hereto.

SECTION 11.8  Obligations to Mitigate Damages.  Each Indemnified Party shall take, and shall cause all other Indemnified Parties to take, commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event that would reasonably be expected to give rise to Damages.  In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of (i) reasonable costs and expenses incurred in recovering such amounts and (ii) any deductibles and premium increases relating to such recovery) shall be made promptly to the Indemnifying Party.

SECTION 11.9  Indemnification as to Tax Matters.  Section 11.2 through Section 11.7 shall not apply to indemnification with respect to Taxes, which shall be governed solely by Sections 11.8 and 12.8.

ARTICLE XII
TAX MATTERS

SECTION 12.1  Preparation and Filing of Pre-Closing Period Tax Returns.  The Seller Representative shall prepare or cause to be prepared all Tax Returns for each Target Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date and all such Tax Returns shall be correct and complete and shall be prepared on a basis consistent with the past practice of the Company.  The Seller Representative shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such changes as are reasonably requested by Purchaser.  After such review, the Seller Representative shall submit such Tax Returns to the Company for filing along with the excess, if any, of the amount of Taxes shown as due and owing on such Tax Returns less any accrual for Taxes contained on the Closing Balance Sheet and taken into account in the calculation of the Aggregate Consideration.  Sellers shall be entitled to any Tax refunds or credits that are received by Purchaser or any of the Target Companies that arise in Tax periods or portions thereof ending on or before the Closing Date.  Purchaser shall cause the Company to make all filings and take all actions necessary to secure such refunds as promptly as possible and to pay to Sellers any such refund or the amount of any such credit within fifteen (15) days after the actual receipt of such refund or credit against Taxes.

SECTION 12.2  Preparation and Filing of Post-Closing Period Tax Returns.  Purchaser shall prepare or cause to be prepared all Tax Returns for each Target Company for all other Tax periods which are filed after the Closing Date.  In the case of any Straddle Period, Purchaser shall permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such changes as are reasonably requested by the Seller Representative.  Sellers shall be responsible for their pro-rata shares of Taxes shown as due and owing on any Tax Return for a Straddle Period, less any accrual for Taxes contained on the Closing Balance Sheet and taken into account in the calculation of the Aggregate Consideration.  Sellers shall make any required payment on or before the date of filing.

SECTION 12.3  Apportionment of Straddle Period Income Taxes.  For all purposes of this Agreement, in the case of any Straddle Period, (i) real, personal and intangible property Taxes and similar Taxes (“Property Taxes”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily pro-rata basis and (ii) all Taxes other than Property Taxes shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a closing of the books basis.

SECTION 12.4  Transfer Taxes.  All sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, “Transfer Taxes”), arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne equally by Sellers, on the one hand, and Purchaser, on the other hand.

SECTION 12.5  Cooperation.  After the Closing, Purchaser and the Target Companies, on the one hand, and Sellers, on the other hand, shall cooperate, and shall cause their respective Affiliates, directors, officers, employees, contractors, consultants, agents, auditors and representatives to reasonably cooperate with each other in preparing and filing all Tax Returns, resolving disputes and in all other matters relating to Taxes, including by maintaining and making available all books and records relating to Taxes.

SECTION 12.6  Section 338(h)(10) Election.

(a)  Purchaser and Sellers shall join in timely making a Section 338(h)(10) Election with respect to the Company.

(b)  Purchaser shall prepare and file all Section 338 Forms in accordance with applicable Tax Laws and the Allocation (defined below) and shall deliver a draft of such Section 338 Forms to Sellers at least fifteen (15) days prior to the date such Section 338 Forms are required to be filed.  Purchaser shall consider in good faith any changes to such forms reasonably requested by Sellers.  Sellers shall execute and deliver to Purchaser such Section 338 Forms (as amended) at least five (5) days prior to the date such Section 338 Forms are required to be filed.

(c)  Purchaser and Sellers agree to allocate the Aggregate Closing Consideration (taking into account any adjustments under Article XI), the liabilities of the Company and other relevant items among the assets of the Company for all Tax purposes in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder (the “Allocation”).

(d)  Purchaser will present a draft of the Allocation (the “Proposed Allocation”) to Sellers for review as soon as reasonably practicable after the Closing Date (and in any event within sixty (60) days after the Closing Date).  Except as provided in subparagraphs (e) and (f) of this Section 12.6, at the close of business on the 30th day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Purchaser and Sellers and shall be the Allocation.

(e)  Sellers shall raise any objection to the Proposed Allocation in writing within thirty (30) days of the delivery of the Proposed Allocation.  Purchaser and Sellers shall negotiate in good faith to resolve any differences for thirty (30) days after delivery of any objection by Sellers.  If Purchaser and Sellers reach written agreement amending the Proposed Allocation, the Proposed Allocation, as so amended, shall become binding upon Purchaser and Sellers and shall be the Allocation.

(f)  If Purchaser and Sellers cannot agree on the Allocation within the 30-day period set forth in subparagraph (e) of this Section 12.6, then all remaining disputed items shall be submitted for resolution by a nationally recognized, independent accounting firm mutually selected by Sellers and Purchaser (the “Allocation Accounting Firm”).  The Allocation Accounting Firm shall make a final determination as to the disputed items within thirty (30) days after such submission.  Such determination shall be limited to determining the Allocation and shall be final, binding and conclusive on Purchaser and Sellers.  The fees and expenses of the Allocation Accounting Firm shall be borne equally by Purchaser and Sellers.

SECTION 12.7  Tax Reporting.  Sellers and Purchaser shall file all Tax Returns, and take all positions with a Governmental Authority, that (i) are consistent with the Section 338(h)(10) Election and the Allocation and (ii) treat the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement.

SECTION 12.8  Tax Indemnification.

(a)  Following the Closing, Sellers shall indemnify the Purchaser Indemnitees and hold them harmless from (i) all Taxes of the Target Companies for any Pre-Closing Tax Period, including Taxes arising from the Section 338(h)(10) Election, (ii) all Taxes of any Person other than the Target Companies for which the Target Companies are liable under a Contract entered into in a Pre-Closing Tax Period or by operation of Law as a result of circumstances existing in a Pre-Closing Tax Period, (iii) all Damages resulting from any breach by Sellers or any of their Affiliates (other than, after the Closing, the Target Companies) or inaccuracy of any representation or warranty under Section 3.11 (without regard to materiality qualifiers) or any covenant under Article XII and (iv) 50% of the Taxes described in Section 12.4.  Notwithstanding the foregoing, Sellers shall not have any indemnification obligation for (A) any Taxes attributable to any transaction occurring after the Closing on the Closing Date that is not in the ordinary course of business, and (B) all Taxes imposed on any Target Company as a result of any action taken by Purchaser or any of its Affiliates after the Closing that is not in the ordinary course of business other than the Section 338(h)(10) Election.  Notwithstanding the foregoing, Sellers shall not have any indemnification obligation for any Taxes (1) that are attributable to a period (or portions thereof) beginning after the Closing Date (unless attributable to the Section 338(h)(10) Election, interest or penalties on a Tax that arose in a Pre-Closing Tax Period or a Tax arising under Section 12.8(a)(ii)), or (2) are due to the unavailability in any tax period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other tax attributes from a taxable period (or portion thereof) ending on or prior to the Closing Date.

(b)  Following the Closing, Purchaser shall, and shall cause the Company to, indemnify the Seller Indemnitees and hold them harmless from (i) Taxes of the Target Companies for any Post-Closing Tax Period, (ii) any breach by Purchaser or any of its Affiliates of any covenant contained in this Article XII and (iii) 50% of the Taxes described in Section 12.4.  Notwithstanding the foregoing, Purchaser shall not have any indemnification obligation for any Taxes indemnified by Sellers under Section 12.8(a)(iii).

(c)  Promptly after the Indemnified Party becomes aware of the existence of a Tax issue that may give rise to an indemnification claim under this Section 12.8 (a “Tax Controversy”), by it against the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party of the Tax Controversy, and thereafter shall promptly forward to the Indemnifying Party copies of notices and communications with a Governmental Authority relating to such Tax Controversy.  Failure of the Indemnified Party to provide such notice to the Indemnifying Party on a timely basis shall relieve the Indemnifying Party of its obligations under this Section 12.8 only to the extent that the Indemnifying Party is materially adversely affected by a failure to receive such notice on a timely basis.  Except as provided in this Section 12.8(c), the Indemnifying Party may elect to control, and may elect to have sole discretion in handling, settling or contesting any audit inquiry, information request, audit proceeding or any other Proceeding with respect to a Tax Controversy for which it could be required to indemnify the other party if it acknowledges in writing that it has sole liability for any Taxes that might arise in such proceeding.  The Indemnifying Party shall not settle any Tax proceeding with respect to a Tax Controversy on a basis that would adversely affect the Indemnified Party without obtaining the Indemnified Party’s written consent, which consent shall not be unreasonably withheld.  The Indemnifying Party shall keep the Indemnified Party reasonably informed as to the progress of any Tax proceeding with respect to a Tax Controversy and shall consider in good faith any written comments or suggestions regarding such Tax proceeding from the Indemnified Party.  Any out-of-pocket expenses incurred in handling, settling or contesting a Tax Controversy shall be borne by the Indemnifying Party.  Purchaser and Seller Representative (on behalf of Sellers) shall jointly control, and have the right to participate in all activities and strategic decisions with respect to, any Tax Proceedings for which each party would be required to indemnify the other party with respect to one or more Tax Controversies.

(d)  Any indemnity payment to be made hereunder shall be paid within ten (10) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes (including any estimated Tax payments) are required to be paid to the relevant Governmental Authority.

(e)  The indemnification provisions in this Section 12.8 shall survive until sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).  If written notice of a claim has been given in accordance with this Section 12.8 prior to the expiration of such indemnification provisions, then such indemnification provisions shall survive as to such claim, until such claim has been finally resolved.

ARTICLE XIII
TERMINATION

SECTION 13.1  General.  The parties shall have the rights and remedies with respect to the termination of this Agreement that are set forth in this Article XIII.

SECTION 13.2  Right to Terminate.  This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 15.3:

(a)  by the mutual written consent of Purchaser and the Seller Representative;

(b)  by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on October 17, 2012; provided, however, that the right to terminate this Agreement under this Section 13.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date;

(c)  by Purchaser in the event of any breach by the Company, the Seller Representative or Sellers of any of the Company’s, the Seller Representative’s or Sellers’ (as applicable) agreements, representations or warranties contained herein, which breach would give rise to the failure of a condition set forth in Section 9.2(a) or (b), and the failure of the Company, the Seller Representative and Sellers to cure such breach within thirty (30) days after receipt of notice from Purchaser requesting such breach to be cured;

(d)  by the Seller Representative in the event of any breach by Purchaser of any of Purchaser’s agreements, representations or warranties contained herein, which breach would give rise to the failure of a condition set forth in Section 9.1(a) or (b), and the failure of Purchaser to cure such breach within thirty (30) days after receipt of notice from Sellers requesting such breach to be cured; or

(e)  by Purchaser or the Seller Representative if there shall be in effect a final, non-appealable Order of a court of competent jurisdiction having the effect set forth in Section 9.1(d) (in the case of the Seller Representative) or Section 9.2(e) (in the case of Purchaser); provided, however, that the right to terminate this Agreement under this Section 13.2(e) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the Order.

SECTION 13.3  Remedies Upon Termination.  If this Agreement is terminated pursuant to Section 13.2, each of the parties to this Agreement shall be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as set forth in Section 13.4, and no party to this Agreement shall have any claim against any other party to this Agreement, except for willful breach of a material representation, warranty or covenant set forth in this Agreement, in which event termination of this Agreement shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching parties to this Agreement.

SECTION 13.4  Certain Other Effects of Termination.  In the event of the termination of this Agreement by either the Seller Representative or Purchaser as provided in Section 13.2:

(a)  the Confidentiality Agreement shall remain in full force and effect in accordance with Section 8.4 and survive termination of this Agreement; and

(b)  Section 3.24, Section 5.7, Section 13.3, this Section 13.4 and Article XV shall survive termination of this Agreement.

ARTICLE XIV
SELLER REPRESENTATIVE

SECTION 14.1  Appointment of the Seller Representative.  Each Seller hereby irrevocably constitutes and appoints the Seller Representative as Sellers’ attorney-in-fact and agent in connection with the execution and performance of this Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller.

SECTION 14.2  Authority of the Seller Representative.  Each Seller hereby irrevocably grants the Seller Representative full power and authority:

(a)  to execute and deliver, on behalf of such Seller, and to accept delivery of, on behalf of such Seller, such documents as may be deemed by the Seller Representative, in its sole discretion, to be appropriate to consummate this Agreement;

(b)  to endorse and to deliver on behalf of such Seller, certificates representing the Shares to be sold by such Seller at the Closing;

(c)  to acknowledge receipt at the Closing of the Aggregate Consideration for each Share sold by such Seller at the Closing, as payment in full for such Shares, to designate the manner of payment of such Aggregate Consideration and to certify, on behalf of such Seller, as to the accuracy of the representations and warranties of such Seller under, or pursuant to the terms of, this Agreement;

(d)  to (i) dispute or refrain from disputing, on behalf of such Seller, any claim made by Purchaser under this Agreement; (ii) negotiate and compromise, on behalf of such Seller, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Seller, any settlement agreement, release or other document with respect to such dispute or remedy, including in each case with respect to any Tax Controversy or Tax Proceeding;

(e)  to waive, on behalf of such Seller, any closing condition contained in Article IX of this Agreement and to give or agree to, on behalf of such Seller, any and all consents, waivers, amendments or modifications, deemed by the Seller Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(f)  to enforce, on behalf of such Seller, any claim against Purchaser arising under this Agreement;

(g)  to engage attorneys, accountants and agents at the expense of Sellers;

(h)  to retain a portion of the Aggregate Consideration as a fund for the payment of expenses payable by Sellers pursuant to the provisions hereof, adjustments to the Aggregate Consideration and potential claims for indemnification by Purchaser, and to invest such retained portion for the benefit of Sellers;

(i)  to amend this Agreement (other than this Section 14.2) or any of the instruments to be delivered to Purchaser by such Seller pursuant to this Agreement; and

(j)  to give such instructions and to take such action or refrain from taking such action, on behalf of such Seller, as the Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

SECTION 14.3  Reliance.  Each Seller hereby agrees to the following:

(a)  In all matters in which action by the Seller Representative is required or permitted, the Seller Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among Sellers or between any Seller and the Seller Representative, and Purchaser shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement.

(b)  Notice to the Seller Representative, delivered in the manner provided in Section 15.3, shall be deemed to be notice to all Sellers for purposes of this Agreement.

(c)  The power and authority of the Seller Representative, as described in this Agreement, shall continue in force until all rights and obligations of Sellers under this Agreement shall have terminated, expired or been fully performed.

(d)  A majority-in-interest of Sellers shall have the right, exercisable from time to time upon written notice delivered to the Seller Representative and Purchaser, to remove the Seller Representative, with or without cause, and to appoint a Seller (or, in the case of a Seller that is a trust, a trustee of such Seller) to fill a vacancy caused by the death, incapacity, resignation or removal of the Seller Representative.

(e)  If the Seller Representative resigns or is removed or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed pursuant to Section 14.3(d) within fifteen (15) days, then Purchaser shall have the right to appoint a Seller to act as the Seller Representative to serve as described in this Agreement.

SECTION 14.4  Indemnification of the Seller Representative.  Each Seller shall severally indemnify the Seller Representative against any Damages (except such Damages resulting from the Seller Representative’s gross negligence or willful misconduct) that the Seller Representative may suffer or incur in connection with any action or omission as the Seller Representative.  Each Seller shall bear its pro rata portion of such Damages.  The Seller Representative shall not be liable to any Seller with respect to any action or omission taken or omitted to be taken by the Seller Representative pursuant to this Article XIV, except for the Seller Representative’s gross negligence or willful misconduct.

ARTICLE XV
MISCELLANEOUS

SECTION 15.1  Transaction Expenses.  Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents.

SECTION 15.2  Publicity.  Up until the Closing, except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior consent (not to be unreasonably withheld) of the Seller Representative and Purchaser (and in any event, the parties shall use commercially reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing).

SECTION 15.3  Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by email, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given upon receipt after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand shall be deemed delivered when actually delivered.  Notices given by nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier.  Notices given by facsimile or email shall be deemed given on the first Business Day following receipt; provided, however, that a notice delivered by facsimile or email shall only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail, or given by nationally recognized private courier on or before two (2) Business Days after its delivery by facsimile or email (as applicable).  All notices shall be addressed as follows:

If to Sellers, the Company or the Seller Representative:

c/o Robert F. Steel
919 Hill Road
Winnetka, IL  60093
Fax:  (630) 243-2270
Email:  RFS12345@aol.com

with a copy to (which shall not constitute notice):

Reed Smith LLP
10 S. Wacker Drive, 40th Floor
Chicago, IL  60606
Attention:  Seth Hemming and Nicholas Long
Fax:  (312) 207-1000
Email:  shemming@reedsmith.com; nlong@reedsmith.com

If to Purchaser:

Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, MO  63105
Attention:  George Pain
Fax:  (314) 480-1484
Email:  ghpain@olin.com

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY  10019
Attention:  Robert Townsend III and George Schoen
Fax:  (212) 474-3700
Email:  rtownsend@cravath.com; gschoen@cravath.com

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 15.3.

SECTION 15.4  Entire Agreement.  This Agreement (including the Disclosure Letter), the Escrow Agreement, the Confidentiality Agreement and the other instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  Each exhibit and schedule to this Agreement shall be considered incorporated into this Agreement.  Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

SECTION 15.5  Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

SECTION 15.6  Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

SECTION 15.7  Delivery by Electronic Transmission.  This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

SECTION 15.8  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

SECTION 15.9  Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 15.10  Binding Effect; Benefit.  Except as contemplated by Section 7.2, Article XI and Section 12.8, nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

SECTION 15.11  Assignment.  This Agreement shall not be assigned by the Company, the Seller Representative or Sellers without the prior written consent of Purchaser.  This Agreement shall not be assigned by Purchaser without the prior written consent of the Seller Representative; provided, however, that the Seller Representative hereby consents to (a) the collateral assignment of this Agreement to Purchaser’s lenders who are providing any debt financing necessary to consummate the transactions contemplated by this Agreement and (b) any assignment by Purchaser, in its sole discretion, of any or all of its rights or obligations under this Agreement to any Affiliate of Purchaser, it being understood that no such assignment shall relieve Purchaser of any of its obligations hereunder.

SECTION 15.12  Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

SECTION 15.13  Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

SECTION 15.14  Consent to Jurisdiction.  EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 15.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED.  EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.  NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 15.15  Headings.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SECTION 15.16  Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement (other than actual fraud perpetuated by the party against whom any claim for fraud exists) may only be brought against the individuals and entities that are expressly named as parties to this Agreement (and then only with respect to the specific obligations of such parties set forth in this Agreement).  Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement (other than fraud).

SECTION 15.17  Waiver of Conflicts.  Purchaser agrees to waive any conflict that would exclude Reed Smith LLP from representing the Seller Representative and Sellers relating to any claim for losses under Article XI of this Agreement or any dispute relating to this Agreement, any other Transaction Document or any related agreement or in any transactions contemplated hereby or thereby and to waive any privilege that may exist due to Reed Smith LLP’s prior representation of any Person.

[Signature Pages Follow]

The parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

OLIN CORPORATION

By:	/s/ Joseph D. Rupp
Name:	Joseph D. Rupp
Its:	Chairman, President and Chief Executive Officer

COMPANY:

K. A. STEEL CHEMICALS INC.

By:	/s/ Robert F. Steel
Name:	Robert F. Steel
Its:	President and Chief Executive Officer

SELLER REPRESENTATIVE:

ROBERT F. STEEL

/s/ Robert F. Steel

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

The parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS:

KENNETH A. STEEL, JR. 2007 IRREVOCABLE TRUST DATED MAY 30, 2007

By:	/s/ Joan E. Steel
Name:	Joan E. Steel
Its:	Trustee

ROBERT F. STEEL 2008 IRREVOCABLE TRUST DATED OCTOBER 1, 2008

By:	/s/ Anthony Sobel
Name:	Anthony Sobel
Its:	Trustee

KENNETH A. STEEL, JR.

/s/ Kenneth A. Steel, Jr.

ROBERT F. STEEL

/s/ Robert F. Steel

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SCHEDULE A

Defined Terms

“409A Authorities” is defined in Section 3.20(i).

“Accounts Receivable” means any trade accounts receivable, notes receivable, negotiable instruments and chattel paper of any of the Target Companies.

“Acquisition Proposal” is defined in Section 6.6.

“Additional Escrow Account” is defined in Section 2.3(c)(v).

“Additional Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by Purchaser, the Seller Representative and the Escrow Agent in substantially the form set forth in Section 2.4(b) of the Disclosure Letter.

“Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted), nieces, nephews and ancestors and any of their spouses.

“Aggregate Consideration” is defined in Section 2.2(f).

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 12.6(c).

“Allocation Accounting Firm” is defined in Section 12.6(f).

“Arbitrating Accountant” is defined in Section 2.6(b).

“Basket” is defined in Section 11.3(b).

“Benefit Plan” is defined in Section 3.20(a).

“Business” means the manufacturing or distribution of caustic soda, sodium hypochlorite, sodium hypochlorite solutions and hydrochloric acid by the Target Companies.

“Business Day” means a day on which banks are open for business in the City of Chicago, Illinois but does not include a Saturday, Sunday or a statutory holiday in the State of Illinois.

“Claim Notice” is defined in Section 11.5.

“Closing” is defined in Section 2.3(a).

“Closing Balance Sheet” is defined in Section 2.5.

“Closing Date” is defined in Section 2.3(a).

“Closing Estimate Payment” is defined in Section 2.3(b).

“Closing Estimate Statement” is defined in Section 2.3(b).

“Closing Incentive Amount” means an amount payable with respect to the Company Incentive Award upon the consummation of the transactions contemplated hereby (including any related payments or commitments pursuant to any Benefit Plan), together with, as applicable, the employer-paid portion of any employment and payroll Taxes thereon and any Taxes of the holder of such Company Incentive Award required to be paid or reimbursed by the Target Companies, whether accrued, incurred or paid prior to, at or after the Closing.

“Closing Indebtedness” is defined in Section 2.2(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Incentive Award” means an Award (as defined in the Company Incentive Plan) outstanding under the Company Incentive Plan.

“Company Incentive Plan” means the 1999 Key Management Employee Incentive Plan of the Company.

“Company Intellectual Property” is defined in Section 3.19(b).

“Company Owned Intellectual Property” is defined in Section 3.19(d).

“Confidentiality Agreement” is defined in Section 8.4.

“Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, lease or similar instrument.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.

“Current Assets” is defined in the Working Capital Methodology.

“Current Liabilities” is defined in the Working Capital Methodology.

“Damages” means any and all Orders, assessments, levies, losses, liabilities, damages, fines, penalties, Taxes, costs, expenses and Third Party Claims, including reasonable attorneys’ fees and expenses, reasonable third-party expert and consultant fees and expenses incurred in investigating, prosecuting or defending any Proceeding or Third Party Claim.

“Deficiency” is defined in Section 2.4(a).

“Disclosure Letter” is defined in Article III.

“Dispute” is defined in Section 2.6(a).

“Dispute Notice” is defined in Section 2.6(a).

“Dispute Period” is defined in Section 2.6(a).

“Employment Agreements” is defined in the Preliminary Statements.

“Environmental Laws” means all Laws and Orders and the common law, which pertain to pollution or protection of the environment, preservation or restoration of natural resources, toxic or hazardous substances or wastes, public health or safety and human exposure matters.

“Environmental Permits” means all Permits issued under or pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.20(d).

“Escrow Account” is defined in Section 2.3(c)(iv).

“Escrow Agent” is defined in Section 2.3(c)(iv).

“Escrow Agreement” is defined in Section 2.3(c)(iv).

“Escrow Amount” is defined in Section 2.3(c)(iv).

“Existing D&O Policies” is defined in Section 7.2.

“Financial Statements” is defined in Section 3.7(a).

“FIRPTA” is defined in Section 2.7(b)(v).

“GAAP” means U.S. generally accepted accounting principles, as applied consistently with the past practice of the Target Companies.

“Governing Documents” means the agreements and instruments by which any Person (other than an individual) establishes its legal existence or governs its internal affairs.  For example, (i) the Governing Documents of a corporation include its certificate of incorporation and by-laws, (ii) the Governing Documents of a limited partnership include its certificate of limited partnership and its limited partnership agreement, and (iii) the Governing Documents of a limited liability company include its certificate of formation and its limited liability company agreement.

“Governmental Authority” means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

“Hazardous Materials” means (i) any radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or its distillates or by-products, asbestos or asbestos-containing materials, polychlorinated biphenyls and (ii) any other wastes, materials, chemicals, substances or metals which in relevant form, quantity or concentration are regulated pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Employee” means the holder of the only outstanding Company Incentive Award under the Company Incentive Plan.

“Indebtedness” means the consolidated principal amount of, and accrued interest with respect to, (a) all indebtedness for borrowed money, (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities in respect of capitalized leases and finance leases, (d) all obligations in respect of letters of credit and acceptances for instruments serving a similar function, (e) all obligations issued or assumed as the deferred purchase price of property or services, (f) all obligations in respect of currency exchange, interest rate exchange, commodity exchange or similar Contracts and (g) any guarantees of the foregoing.

“Indemnification Cap” is defined in Section 11.3(c).

“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article XI or Section 12.8.

“Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article XI or Section 12.8 to another Person.

“Insurance Policies” is defined in Section 3.22.

“Intellectual Property” means all intellectual property rights, including:  (a) all patents, inventions, trade secrets, utility, models and industrial design registrations and applications (including any registrations, continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, web sites and similar designations of source or origin, in each case together with all goodwill, registrations and applications for registration related to any of the foregoing; (c) copyrights and copyrightable subject matter (including any registration and applications for any of the foregoing); (d) master work rights and trade secrets and other confidential information, know-how, proprietary processes, formula, algorithms, models and methodologies; (e) databases and database rights; and (f) all Software.

“Intellectual Property Licenses” means all agreements between any Target Company, on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under any Intellectual Property owned either by a Target Company or by any other Person, including licenses and leases of Software (excluding “shrink-wrap” and similar generally-available commercial binary code end-user licenses).

“Interim Financial Statements” is defined in Section 3.7(a).

“Law” means any law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority.

“Lease” is defined in Section 3.17(b).

“Leased Real Property” is defined in Section 3.17(b).

“Liens” means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, claims, mortgages, security interests, indentures, equities and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by Contract, operation of Law or otherwise.

“Material Adverse Effect” means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other events, effects, circumstances, changes, occurrences, facts or developments, is, or would reasonably be expected to be, materially adverse to (a) the business, operations or condition of the Target Companies, taken as a whole; or (b) the consummation of the transactions contemplated by this Agreement; provided, however, that the foregoing shall not include any event, circumstance, change, occurrence, fact or effect resulting from or relating to:  (i) the announcement of the transactions contemplated by this Agreement or the satisfaction of the obligations set forth herein; (ii) the identity of Purchaser and its Affiliates and Purchaser’s post-closing plans for the Business and the Target Companies’ customers, suppliers and employees; (iii) changes in the general economic conditions or political climate in the United States or any region in which the Target Companies operate; (iv) changes in the United States or global financial or commodity markets; (v) changes generally applicable to the Target Companies’ industry, including changes in the accounting principles and practices and the Laws applicable to the chemicals manufacturing industry; (vi) natural disasters, labor unrest, strikes, acts of wars, terrorism, sabotage and other “acts of God” and (vii) any failure by any Target Company to meet any written or oral projections, estimates or budgets for any period (it being understood that any effect, event, development, occurrence or change underlying such failure may be taken into consideration in determining whether there has been or would be a Material Adverse Effect); provided, that in the case of clauses (iii) through (vi), such events, effects, circumstances, changes, occurrences, facts or developments may be taken into consideration in determining whether there has been or would be a Material Adverse Effect if they disproportionately affect the Target Companies as compared to other Persons or businesses that operate in the industry in which the Target Companies operate.

“Material Contract” is defined in Section 3.13(a).

“Multiemployer Plan” is defined in Section 3.20(j).

“Non-Voting Shares” means all of the issued and outstanding shares of the Company’s class B non-voting common stock, par value $0.01 per share.

“Order” means any order, writ, injunction, judgment, legally binding agreement with any Governmental Authority, stipulation or decree of any Governmental Authority, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

“Owned Real Property” is defined in Section 3.17(a).

“Payoff Letters” is defined in Section 2.7(b)(ii).

“Percentage Ownership” means with respect to each Seller such Seller’s fully diluted ownership of the Company as set forth on Section 2.1 to the Disclosure Letter.

“Permits” means all licenses, permits, registrations and government approvals.

“Permitted Liens” means:  (a) statutory Liens for Taxes not yet due; (b) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due and not incurred in connection with the borrowing of money; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds; (d) easements, covenants, conditions, restrictions and other similar matters of record, in each case, that do not materially impair the operation of the Business as presently conducted; and (e) minor irregularities of title that do not materially detract from the value or use of the Company’s or any of its Subsidiaries’ respective assets.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) ending after the Closing Date (and, in the case of a Straddle Period, including only the portion of such taxable period beginning on the day after the Closing Date).

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) beginning on or before the Closing Date (and, in the case of a Straddle Period, including only the portion of such taxable period ending on the Closing Date).

“Principal Customers” is defined in Section 3.25.

“Principal Suppliers” is defined in Section 3.25.

“Proceeding” means any litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature.

“Property Taxes” is defined in Section 12.3.

“Proposed Allocation” is defined in Section 12.6(d).

“Purchase Price” is defined in Section 2.2(a).

“Purchaser” is defined in the Preamble.

“Purchaser Indemnitees” is defined in Section 11.2(a).

“Purchaser Material Adverse Effect” is defined in Section 5.1.

“Real Property” is defined in Section 3.17(b).

“Related Party” means any of the Target Companies’ present and former directors, managers, officers, employees, members, shareholders and partners, and their respective Affiliates (other than a Target Company).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or migration of any Hazardous Material in, into, onto, or through the environment (including indoor or ambient air, surface water, ground water, soils, land surface and subsurface strata).

“Released Matters” is defined in Section 10.4.

“Released Party” is defined in Section 10.4.

“S Election” is defined in Section 3.11(h)(i).

“Section 338 Forms” means all Tax Returns that are required to be submitted to any federal, state, county or other local Governmental Authority in connection with a Section 338(h)(10) Election.

“Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to Purchaser’s acquisition of the Shares pursuant to this Agreement and shall include any corresponding election under state or local Law pursuant to which a separate election is permissible with respect to Purchaser’s acquisition of the Shares pursuant to this Agreement.

“Securities Act” is defined in Section 5.8.

“Seller” is defined in the Preamble.

“Seller Indebtedness” is defined in Section 2.2(d).

“Seller Indemnitees” is defined in Section 11.4.

“Seller Representative” is defined in the Preamble.

“Sellers” is defined in the Preamble.

“Shares” means all of the Voting Shares and the Non-Voting Shares.

“Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

“Special Covenants” means the covenants and obligations set forth in Section 6.6, Section 6.7, Section 6.9 and the last sentence of Section 8.4.

“Special Representations” is defined in Section 11.1.

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Company” means the Company or any of its Subsidiaries and “Target Companies” means the Company and each of its Subsidiaries.

“Tax Controversy” is defined in Section 12.8(c).

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed by the Target Companies in respect of any Taxes, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” means all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

“Terminal Contracts” means any Contract of any Target Company for the primary purpose of providing terminal, warehouse, storage, loading and unloading and other similar services at or relating to a terminal facility.

“Third Party Claim” means any Proceeding that is asserted or overtly threatened by a Person other than the parties, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

“Transaction Documents” means this Agreement, the Escrow Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all of Sellers’, the Seller Representative’s and the Company’s expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents or any offering or marketing materials and the consummation of the Closing and the other transactions contemplated by this Agreement, including all attorneys’, accountants’, consultants’, professionals’, investment bankers’ and other advisors’ fees and expenses payable by Sellers, the Seller Representative or the Company that have not been paid in full as of the Closing.

“Transaction Invoices” is defined in Section 2.7(b)(iii).

“Transfer Taxes” is defined in Section 12.4.

“Voting Shares” means all of the issued and outstanding shares of the Company’s class A voting common stock, par value $0.01 per share.

“Withdrawal Liability” means the aggregate withdrawal liability (as defined in Section 4201 of ERISA) (including, for the avoidance of doubt, any mass withdrawal liability) incurred by the Target Companies or any ERISA Affiliate (and, after the Closing, Purchaser) in connection with any complete or partial withdrawal of any Target Company or any ERISA Affiliate from any Multiemployer Plan.

“Working Capital” means the Current Assets, minus the Current Liabilities, all as determined as of the close of business on the Closing Date and pursuant to the Working Capital Methodology.

“Working Capital Adjustment” is defined in the Working Capital Methodology.

“Working Capital Methodology” is defined in Section 2.3(b).